Exhibit 2.1

ASSET PURCHASE AGREEMENT

among

MEDICIS PHARMACEUTICAL CORPORATION,

a Delaware corporation,

ASCENT PEDIATRICS, INC.,

a Delaware corporation,

BIOMARIN PHARMACEUTICAL INC.,

a Delaware corporation

and

BIOMARIN PEDIATRICS INC.,

a Delaware corporation

Dated as of April 20, 2004

i

(continued)

(continued)

(continued)

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement is entered into as of April 20, 2004, by and among Medicis Pharmaceutical Corporation, a Delaware corporation (“Medicis”), Ascent Pediatrics, Inc., a Delaware corporation (“Ascent”), BioMarin Pharmaceutical Inc., a Delaware corporation (“BioMarin”), and BioMarin Pediatrics Inc., a Delaware corporation and wholly-owned subsidiary of BioMarin (“BioMarin Acquisition”). Capitalized terms used in this Agreement are defined herein and in Exhibit A.

RECITALS

WHEREAS, Medicis owns, of record and beneficially, all of the issued and outstanding capital stock of Ascent;

WHEREAS, Ascent, Medicis and Medicis Manufacturing Corporation, a Delaware corporation (“Medicis Manufacturing”), are engaged in the business of making, manufacturing, marketing, selling, distributing and/or developing ORAPRED®, certain oral liquid prednisolone solution products and oral dissolving tablet prednisolone products (the “Pediatrics Business”);

WHEREAS, each of Ascent, Medicis and Medicis Manufacturing wish to sell and transfer to BioMarin Acquisition all of its ORAPRED® inventory, certain raw materials and certain other assets used in the production of ORAPRED®, subject to the terms and conditions of this Agreement; and

WHEREAS, BioMarin desires to employ certain employees of Ascent involved in the marketing, distribution and sale of products in the Pediatrics Business.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.	PURCHASE AND SALE OF ASSETS; RELATED TRANSACTIONS.

1.1 Sale of Assets. Each of Medicis and Ascent shall, or shall cause Medicis Manufacturing to, sell, assign, transfer, convey and deliver to BioMarin Acquisition, at the Closing (as defined below), good and valid title to the Acquired Assets, free and clear of any Encumbrances other than Permitted Encumbrances, on the terms and subject to the conditions set forth in this Agreement, and, at the Closing, BioMarin Acquisition shall purchase the Acquired Assets. For purposes of this Agreement, “Acquired Assets“ shall mean and include:

(a) all ORAPRED® finished goods inventory (including samples) owned by Ascent, Medicis or Medicis Manufacturing and all raw materials related to ORAPRED® owned by Ascent, Medicis or Medicis Manufacturing that are subject to the CIMA Contracts (the “Purchased Inventory”);

(b) the equipment, supplies and other tangible assets listed on Schedule 1.1(b) (the “Tangible Assets”), which Tangible Assets are sold “as is,” “where-is”;

(c) all advertising and promotional materials, telephone numbers and other sales-related materials, training materials and customer lists possessed by Ascent directly related to ORAPRED®;

(d) the Contracts, including any committed but unfilled purchase orders existing on the Closing Date, listed on Schedule 1.1(d) (the “Acquired Business Contracts”); and

(e) all copyrights, copyright registrations and applications therefor and all other rights corresponding thereto throughout the world currently owned by Medicis or Ascent and embodied in the marketing and sales materials or training materials specifically directed to ORAPRED®, including without limitation the right to create derivative works and compilations therefrom.

1.2 Assignment of Contracts.

(a) Subject to Section 1.8 and the other terms and conditions of this Agreement and the need to obtain any required consent from any third party, as of the Closing Date or such later date as may be specified in the applicable assignment and assumption agreement with respect to the Lyne Contract, each of Ascent, Medicis and Medicis Manufacturing, as applicable, will assign and transfer to BioMarin Acquisition all of its right, title and interest in and to the Acquired Business Contracts, and BioMarin shall assume all of the Assumed Liabilities.

(b) On the Closing Date, BioMarin shall place a purchase order or orders with Medicis Manufacturing under the Supply Agreement which orders shall replicate the then committed but unfilled purchase orders of Medicis Manufacturing with Lyne Laboratories Inc. Such purchase orders shall be limited to those purchase orders set forth on Schedule 1.2(b) and those purchase orders placed by Medics Manufacturing in the Ordinary Course of Business

1.3 Consideration for the Sale of Acquired Assets.

(a) The aggregate consideration for the Acquired Assets shall be Seven Hundred Sixty-Five Thousand Five Hundred Eighty-Two Dollars ($765,582), as adjusted as set forth in subsection (b) below, (as adjusted, the “Adjusted Acquired Assets Payment”) plus the assumption by BioMarin Acquisition of the Assumed Liabilities.

(b) The parties agree that the Adjusted Acquired Assets Payment has been adjusted by Seven Hundred Thousand Dollars ($700,000) to account for the estimated dollar amount for product returns.

(c) For purposes of this Agreement, “Assumed Liabilities” shall mean only the obligations of Ascent, Medicis or Medicis Manufacturing, as applicable, under the Acquired Business Contracts listed on Schedule 1.1(d), but only to the extent such obligations (A) arise after the Closing Date, (B) do not arise from or relate to any Breach by Ascent, Medicis or

Medicis Manufacturing prior to the Closing Date of any provision of any of such Acquired Business Contracts, (C) do not arise from or relate to any event, circumstance or condition occurring or existing on or prior to the Closing Date that, with notice or lapse of time, would constitute or result in a Breach by Ascent, Medicis or Medicis Manufacturing of any of such Acquired Business Contracts, and (D) do not arise from the failure to obtain any required Consent from any third party in connection with the assignment and transfer of such Acquired Business Contracts to BioMarin Acquisition pursuant to this Agreement.

(d) Notwithstanding anything to the contrary contained in this Agreement, the Assumed Liabilities shall not include, and BioMarin Acquisition shall not be required to assume, perform or discharge, any other Liability of Ascent or Medicis or any Liability of any Affiliate of Ascent or Medicis, including, without limitation, any Liability under the Ascent Merger Agreement or arising out of, under, or in connection with, the Triumph Proceeding. For purposes of this Agreement, all Liabilities not expressly described in the definition of Assumed Liabilities are referred to as “Excluded Liabilities.”

(e) Method of Payment. The Adjusted Acquired Assets Payment shall be paid on the Closing Date in cash, by wire transfer of immediately available funds, to an account designated by Ascent not less than five (5) Business Days prior to the Closing Date.

1.4 Transition and Supply.

(a) Medicis and Ascent shall provide transition services to BioMarin and BioMarin Acquisition pursuant to the terms and conditions of a Transition Services Agreement, substantially in the form attached hereto as Exhibit B (the “Transition Services Agreement”). Notwithstanding anything contained in this Agreement to the contrary, all Liabilities with respect to product returns and Medicaid or Medicare reimbursements shall be governed by the Transition Services Agreement.

(b) Medicis Manufacturing shall provide products to BioMarin Acquisition pursuant to the terms and conditions of a Supply Agreement, substantially in the form attached hereto as Exhibit C (the “Supply Agreement”).

1.5 Closing.

(a) The closing of the sale of the Acquired Assets to BioMarin Acquisition (the “Closing”) shall take place at the offices of Paul, Hastings, Janofsky & Walker LLP, Twenty-Fourth Floor, 55 Second Street, San Francisco, California, at 10:00 a.m. on the later of (i) May 7, 2004, or (ii) the second Business Day after the last of the conditions set forth in Article 6 and Article 7 has been satisfied or waived (except for conditions which by their terms must be satisfied as of the Closing). For purposes of this Agreement, “Closing Date” shall mean the date as of which the Closing actually takes place, and “Effective Time” shall mean the time as of which the Closing actually takes place.

(b) At the Closing:

(i) Ascent and Medicis shall execute and deliver or cause Medicis Manufacturing to execute and deliver to BioMarin Acquisition such bills of sale, endorsements,

assignments and other documents, including the Bill of Sale in the form attached hereto as Exhibit D (the “Bill of Sale”), as may be reasonably necessary or appropriate to assign, convey, transfer and deliver to BioMarin Acquisition good and valid title to the Acquired Assets they own, free and clear of any Encumbrances other than Permitted Encumbrances; and

(ii) BioMarin Acquisition shall pay to Ascent the Adjusted Acquired Assets Payment;

(iii) BioMarin Acquisition, Ascent and Medicis shall execute and deliver and Ascent and Medicis shall cause Medicis Manufacturing to execute and deliver an Assumption Agreement in substantially the form of Exhibit E (the “Assumption Agreement”);

(iv) BioMarin, BioMarin Acquisition, Medicis and Ascent shall execute and deliver the Transition Services Agreement;

(v) BioMarin Acquisition and Medicis Manufacturing shall execute and deliver the Supply Agreement;

(vi) Ascent and Medicis shall deliver to BioMarin Acquisition at its headquarters in Novato, California within two (2) Business Days of the Closing Date all the assets described in Section 1.1(c); and

(vii) BioMarin Acquisition shall cause each of the Business Employees to return the computers in their possession within five (5) Business Days after the Closing.

1.6 Post-Closing Adjusted Acquired Assets Payment Adjustment.

(a) The parties have agreed that the Adjusted Acquired Assets Payment (without regard to this adjustment contemplated in Section 1.3(b)) includes One Million Three Hundred Thirty Four Thousand Two Hundred Sixty Dollars ($1,334,260) of Purchased Inventory (the “Estimated Inventory Value”), valued at Ascent’s or Medicis’, as applicable, actual cost for raw materials at CIMA and carrying cost for finished goods (including samples) for Purchased Inventory.

(b) Within five (5) Business Days after the Closing Date, BioMarin Acquisition shall deliver to Ascent a statement (the “Closing Inventory Statement”) prepared by KPMG LLP (“KPMG”), setting forth and certifying the actual physical count and value of the Purchased Inventory (the “Actual Inventory Value”) as of the Effective Time based on a physical count conducted by KPMG and valued at Ascent’s or Medicis’, as applicable, actual cost for raw materials at CIMA and carrying cost for finished goods for Purchased Inventory. Each of BioMarin and Medicis shall have the right to have representatives or advisers (including accountants) observe the inventory procedures conducted by KPMG.

(c) The determination of KPMG of the Actual Inventory Value contained in the Closing Inventory Statement shall be final, binding, conclusive and nonappealable for all purposes under this Agreement. The costs associated with the performance of the actual physical count and value of the Purchased Inventory by KPMG shall be borne by BioMarin Acquisition.

(d) Within twenty (20) days of the final determination of the Actual Inventory Value as set forth above, the following payments shall be made: (i) if the Actual Inventory Value is less than the Estimated Inventory Value, the difference between the Estimated Inventory Value and the Actual Inventory Value shall be paid in cash by Ascent to BioMarin Acquisition, and (ii) if the Actual Inventory Value is greater than the Estimated Inventory Value, BioMarin Acquisition shall pay in cash to Ascent the difference between the Actual Inventory Value and the Estimated Inventory Value.

(e) Promptly following the Closing Date, BioMarin Acquisition shall use commercially reasonable efforts to obtain a confirmation from each Business Employee of the amount of samples that such Business Employee held as of the Closing Date, and BioMarin Acquisition will promptly deliver to Medicis a confirmation of the total amount of such samples. Within 10 days of providing such confirmation to Medicis, (i) if the amount of samples reflected in the notice from BioMarin Acquisition to Medicis is less than samples held by representatives listed in Part 2.10 in the Ascent Disclosure Schedule, then the value of such difference (calculated at carrying cost) shall be paid in immediately available funds by Ascent to BioMarin Acquisition, and (ii) if the amount of the samples reflect in the notice from BioMarin Acquisition to Medicis is greater than samples held by representatives listed in Part 2.10 of the Ascent Disclosure Schedule, then the value of such difference (calculated at carrying cost) shall be paid in immediately available funds by BioMarin to Ascent.

1.7 Liability for Taxes. Notwithstanding anything to the contrary contained herein, each of Medicis and Ascent shall bear and pay, and shall reimburse BioMarin Acquisition and BioMarin Acquisition’s Affiliates for, any sales taxes, use taxes, transfer taxes, documentary charges, recording fees or similar taxes, charges, fees or expenses attributable to the transfer of the Acquired Assets to BioMarin Acquisition. BioMarin Acquisition agrees to timely sign and deliver such certificates or forms as may be necessary to establish an exemption from (or otherwise reduce), or make a report with respect to such taxes, charges, fees or expenses as reasonably requested by Ascent or Medicis.

1.8 Substitute Arrangements. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall be deemed to constitute an agreement to assign any claim, Contract, license, lease, commitment, permit or any right or privilege arising thereunder if an attempted assignment thereof, without the Consent of any Person, would constitute a Breach of such Contract. Prior to the Closing, Ascent and Medicis will each use its commercially reasonable efforts to obtain any Consents or waivers required to assign to BioMarin Acquisition all rights, benefits and interests under each Acquired Business Contract that requires the Consent of a third party, without any material conditions to such transfer or material changes or modifications of terms thereunder.

2.	REPRESENTATIONS AND WARRANTIES OF ASCENT AND MEDICIS.

Each of Ascent and Medicis represents and warrants jointly and severally as of the date of this Agreement and as of the Closing Date, to and for the benefit of BioMarin and BioMarin Acquisition, that each of the following representations and warranties is true and correct.

2.1 Due Organization; Foreign Qualifications. Each of Medicis, Medicis Manufacturing and Ascent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Part 2.1 of the Ascent Disclosure Schedule sets forth each jurisdiction where Ascent is qualified, authorized, registered or licensed to do business as a foreign corporation. Medicis Manufacturing is a wholly-owned Subsidiary of Medicis.

2.2 Authority; Binding Nature of Agreements. Each of Ascent, Medicis Manufacturing and Medicis has all corporate power and authority to enter into and to perform its obligations under each of the Transaction Agreements to which it is or will become a party. The execution, delivery and performance by each of Ascent, Medicis Manufacturing and Medicis of the Transaction Agreements to which it is a party have been duly authorized by all necessary action on the part of Ascent, Medicis Manufacturing, Medicis and their stockholders, boards of directors and officers. Each Transaction Agreement to which Ascent, Medicis Manufacturing or Medicis is a party, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitutes the legal, valid and binding obligation of Ascent, Medicis Manufacturing or Medicis, as applicable, enforceable against Ascent, Medicis Manufacturing or Medicis, as applicable, in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereinafter in effect relating to creditors’ rights generally or to general principles of equity (the “Enforceability Exception”).

2.3 Non Contravention; Consents. The execution and delivery of the Transaction Agreements, the License Agreement, the Security Agreement and the Escrow Agreement, and the consummation or performance by Medicis Manufacturing, Medicis or Ascent, as applicable, of their respective obligations hereunder and thereunder, do not and will not:

(a) contravene, conflict with or result in a violation of any Legal Requirement or any Order to which Medicis, Medicis Manufacturing, Ascent, any of the Acquired Assets or any of the Intellectual Property is subject;

(b) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization applicable solely to the Pediatrics Business;

(c) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any (i) loan, credit or note agreement, mortgage, security agreement, promissory note, license or other agreement to which Medicis, Medicis Manufacturing or Ascent is bound or affected, the contravention or conflict with or violation of which would have an Ascent Material Adverse Effect, or (ii) Material Acquired Business Contract, subject to obtaining the Consent required thereunder listed on Part 2.3 of the Ascent Disclosure Schedule;

(d) give any Person the right to (i) declare a default or exercise any remedy under any Material Acquired Business Contract, (ii) accelerate the maturity or performance of any Material Acquired Business Contract, or (iii) cancel, terminate or modify any Material

Acquired Business Contract, subject in each case to obtaining the Consent required thereunder listed on Part 2.3 of the Ascent Disclosure Schedule;

(e) result in the imposition or creation of any Encumbrance upon or with respect to any of the Acquired Assets or the Intellectual Property, other than Permitted Encumbrances; or

(f) contravene or conflict with the certificate of incorporation or bylaws of Medicis, Medicis Manufacturing or Ascent.

Except as set forth on Part 2.3 of the Ascent Disclosure Schedule and except with respect to the Acquired Business Contracts that are not required to be listed in Part 2.13(a) of the Ascent Disclosure Schedule, no filing with or notice to, or Consent from, any Person is or will be required in connection with the execution and delivery of any of the Transaction Agreements or the consummation or performance of any of the Transactions.

2.4 Financial Information Statement.

(a) Ascent has delivered to BioMarin Acquisition the Schedule of the “Net Sales,” “Cost of Sales,” “Gross Profit,” “Personnel,” “Promotion,” “Professional,” “Travel and Entertainment” and “Other” and “Orapred Contribution” items with respect to the ORAPRED® product for Ascent’s fiscal year ended June 30, 2003 and for Ascent’s nine months ended March 31, 2004 as Part 2.4(a) of the Ascent Disclosure Schedule.

(b) The Schedule contained in Part 2.4(a) of the Ascent Disclosure Schedule is accurate and complete in all material respects.

2.5 Absence of Changes. Since December 31, 2003:

(a) no event has occurred that would reasonably be expected to have an Ascent Material Adverse Effect;

(b) Ascent has not sold or otherwise transferred, or leased or licensed, any portion of the Acquired Assets or any of the Intellectual Property to any other Person, except for sales of inventory in the Ordinary Course of Business;

(c) Ascent has not forgiven any debt or otherwise released or waived any right or claim related to the Pediatrics Business, the Acquired Assets or the Intellectual Property that individually or in the aggregate would reasonably be expected to have an Ascent Material Adverse Effect;

(d) neither Ascent nor Medicis has entered into any transaction or taken any material action, in each case related to the Pediatrics Business, other than in the Ordinary Course of Business; and

(e) except as set forth on Part 2.5(e) of the Ascent Disclosure Schedule, neither Ascent, Medicis Manufacturing nor Medicis has agreed, committed (in writing or otherwise) to take any of the actions referred to in clauses “(b)” through “(d)” above.

2.6 Title to Assets.

(a) Ascent, Medicis Manufacturing or Medicis, as applicable, has good and valid title to all of the Acquired Assets. Except as set forth in Part 2.6(a) of the Ascent Disclosure Schedule, none of the Acquired Assets is subject to any Encumbrance other than Permitted Encumbrances. As of the Effective Time, none of the Acquired Assets will be subject to any Encumbrance other than Permitted Encumbrances.

(b) Except as provided in Section 2.6(a), the Tangible Assets are sold “as is, where is”. The representations and warranties set forth in this Section 2.6 are exclusive and in lieu of all other warranties of Medicis or Ascent, whether written, oral or implied regarding the Tangible Assets. Medicis or Ascent shall not, by virtue of having sold the Tangible Assets, be deemed to have made any other representation or warranty with respect to the Tangible Assets, including, but not limited to, any representation or warranty as to the merchantability, fitness for any use, design, condition, value or operation, as to the absence of any obligations based on strict liability in tort or as to the quality of the material or workmanship or the absence of any latent, inherent or other defect in the Tangible Assets or any part thereof, infringement of any patent, trademark or copyright, compliance of the Tangible Assets or any part thereof with any applicable laws or regulations or any other matter, whether similar or dissimilar to the foregoing, and that neither BioMarin nor BioMarin Acquisition has relied on any representation or warranty not set forth herein with respect to the Tangible Assets.

(c) The Acquired Assets and the Intellectual Property, together with BioMarin Acquisition’s rights under this Agreement, the License Agreement and the Supply Agreement, constitute all the tangible assets and intellectual property rights necessary, in all material respects, to market, sell and manufacture ORAPRED® (as supported by the Transition Services Agreement) as conducted on the date hereof and on the Closing Date.

(d) None of Medicis, Medicis Manufacturing, Ascent or any of their Affiliates has any agreement, absolute or contingent, written or oral, with any other Person to effect any Acquisition Transaction or to sell or otherwise transfer any of the Acquired Assets, except for sales of inventory in the Ordinary Course of Business.

2.7 Customers; Distributors. Part 2.7 of the Ascent Disclosure Schedule provides an accurate and complete list of the revenues received from each Person that accounted for more than 5% of the gross revenues of the Pediatrics Business in fiscal 2003 or during the nine month period ended March 31, 2004. To the Knowledge of Medicis and Ascent, neither Medicis, Medicis Manufacturing nor Ascent has received any notice or other communication (in writing or otherwise), or any other information, indicating that any distributor of any of the Products intends to cease acting as a distributor of such Products or otherwise dealing with Ascent or Medicis.

2.8 Suppliers. Part 2.8 of the Ascent Disclosure Schedule accurately identifies and provides an accurate and complete list of each supplier of materials or services to Ascent, Medicis Manufacturing or Medicis in connection with the Pediatrics Business to which Ascent, Medicis Manufacturing or Medicis paid in excess of $10,000 during fiscal 2003 and the nine month period ended March 31, 2004. To the Knowledge of Medicis and Ascent, neither Ascent,

Medicis Manufacturing nor Medicis has received any notice or other communication (in writing or otherwise), or any other information, indicating that any such supplier identified in Part 2.8 of the Ascent Disclosure Schedule intends to cease dealing with Ascent, Medicis Manufacturing or Medicis.

2.9 Research and Development Activities; FDA.

(a) Since November 15, 2001, neither Ascent nor any of its Representatives has received any written notices or correspondence from the United States Food and Drug Administration (the “FDA”) or any other Governmental Body requiring the delay, termination, or suspension of any clinical trials conducted by or on behalf of Ascent or in which Ascent has participated, or any disqualification of testing facilities used by Ascent. To the Knowledge of Ascent and Medicis, since November 15, 2001, no clinical investigator acting for Ascent has been, is or is threatened to become, the subject of any disbarment or disqualification proceedings by any regulatory agency or has been terminated or threatened to be terminated from any such investigation.

(b) Ascent’s activities related to research, development, manufacture, testing, distribution, holding, sales or marketing of each product or product candidate subject to the jurisdiction of the FDA under the Federal Food, Drug and Cosmetics Act (the “FDCA”) relating to the Pediatrics Business are in compliance in all material respects with all applicable requirements under the FDCA and any other applicable Legal Requirements including, (i) applicable Legal Requirements relating to good manufacturing practices, labeling, advertising, record keeping or filing of reports including 21 CFR Part 203 (Prescription Drug Marketing Act), or (ii) applicable Legal Requirements relating to sponsor obligations for products under an investigational new drug application, a new drug application or an abbreviated new drug application.

(c) Except as set forth in Part 2.9(c) of the Ascent Disclosure Schedule, Ascent has, prior to the execution of this Agreement, made available to BioMarin Acquisition copies of all documents in its possession material to assessing compliance of Ascent relating to the Pediatrics Business since November 15, 2001 with the FDCA and its implementing regulations, including copies of (i) all warning letters, notices of adverse findings and similar correspondence received since November 15, 2001, and (ii) any document concerning any significant oral or written communication received from the FDA since November 15, 2001.

2.10 Inventory. Part 2.10 of the Ascent Disclosure Schedule provides an accurate and complete breakdown of (i) all of the ORAPRED® finished goods inventory (including samples) that was owned by Ascent, Medicis or Medicis Manufacturing as of April 18, 2004, and (ii) all raw materials related to ORAPRED® that was owned by Ascent, Medicis or Medicis Manufacturing that were subject to the CIMA Contracts as of April 18, 2004, in each case including Ascent’s or Medicis’, as applicable, actual cost for raw materials and carrying cost for finished goods. All of the Purchased Inventory (a) is of such quality as to be usable and saleable in the Ordinary Course of Business, and (b) is free of any material defect or deficiency.

2.11 Equipment, Etc. Part 2.11 of the Ascent Disclosure Schedule accurately identifies all material equipment owned or used by Medicis solely in the Pediatrics Business or owned or used by Ascent, and accurately sets forth the original cost and carrying cost of each such asset owned by Ascent or Medicis.

2.12 Intellectual Property.

(a) Ascent is the sole and exclusive owner or has authority to license and/or sell the Intellectual Property and the Development Technology;

(b) Except as identified in Part 2.12(b) of the Ascent Disclosure Schedule, Ascent has the right, power and authority to grant licenses under the Intellectual Property and the Development Technology to BioMarin Acquisition in accordance with the terms and conditions of the License Agreement, free and clear of any Encumbrances, other than the Lyne License, the Supply Agreement and Permitted Liens;

(c) Ascent has not specifically admitted that any claim of an issued and unexpired patent or pending patent application included within the Taste Masking Related Patents is invalid or unenforceable through reissue or disclaimer (other than to the extent that any terminal disclaimer has been filed);

(d) (i) neither Ascent nor its Affiliates has granted to any third party or Affiliate any rights or licenses or has otherwise taken any action that materially and adversely affects the rights and licenses granted to BioMarin Acquisition under the License Agreement and (ii) neither Ascent nor its Affiliates has granted to any third party or Affiliate any rights or licenses that conflict with or materially and adversely affects the rights and licenses granted to BioMarin Acquisition under the License Agreement;

(e) To Ascent’s and Medicis’ Knowledge, the issued Taste Masking Related Patents are valid and enforceable and the manufacture, development, marketing, distribution, importation, sale, offer for sale, disposition or use of ORAPRED® as carried out by Ascent or its Affiliates immediately prior to the Effective Time does not and will not infringe any patent rights, trade secrets or other industrial or intellectual property rights of any third party or Affiliate of Ascent, excluding any Medicis corporate identifier or mark used therewith;

(f) To Ascent’s and Medicis’ Knowledge, (i) no issued patent or patent application within the Taste Masking Related Patents or (ii) except as identified in Part 2.12(b) of the Ascent Disclosure Schedule, Trademark is involved in or is threatened to be involved in, any court proceeding, arbitration, interference, reissue, re-examination or opposition;

(g) Except as identified in Part 2.12(b) of the Ascent Disclosure Schedule, there are no claims, judgments or settlements, either actual or, to Ascent’s and Medicis’ Knowledge, threatened, relating to the Taste Masking Related Patents, Trademarks and/or the Know-How;

(h) Except as identified in Part 2.12(b) of the Ascent Disclosure Schedule, since November 15, 2001, to Ascent’s and Medicis’ Knowledge, no Person has infringed or misappropriated, and no Person is currently infringing or misappropriating, any Technology or Trademark;

(i) Except as identified in Part 2.12(i) of the Ascent Disclosure Schedule, to Ascent’s and Medicis’ Knowledge, all filings and registrations related to the Trademarks are in good standing and all maintenance and renewal fees necessary to preserve the rights of Ascent in respect of the Trademarks have been paid;

(j) As of the Effective Date, to Ascent’s and Medicis’ Knowledge, since November 15, 2001, there has been (a) no misappropriation of any material trade secrets used in connection with the Pediatrics Business, (b) no current employee, independent contractor or agent of Ascent or Medicis employed in the Pediatrics Business has misappropriated any material trade secrets of any other Person in the course of the performance of its duties as an employee, independent contractor or agent of Ascent or Medicis employed in the Pediatrics Business, and (c) no current employee, independent contractor or agent of Ascent or Medicis is in default or breach of any non-disclosure agreement, assignment of invention agreement or similar agreement or contract regarding the protection, ownership, development, use or transfer of the Intellectual Property;

(k) Ascent has taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of its material trade secrets related to the Pediatrics Business; and

(l) Each current employee and current independent contractor of Ascent or Medicis who contributed to the conception or development of the Taste Masking Related Patents and Development Patents has executed a valid and binding assignment to Ascent or Medicis of all rights they may hold therein.

2.13 Contracts.

(a) Part 2.13(a) of the Ascent Disclosure Schedule identifies each material Contract to which Ascent, Medicis or Medicis Manufacturing is a party and used in the Pediatrics Business (each a “Business Contract” and collectively the “Business Contracts”). Ascent and Medicis have delivered or made available to BioMarin Acquisition accurate and complete copies of all Business Contracts, including all amendments thereto. No Acquired Business Contract is oral. Each Material Acquired Business Contract is valid and in full force and effect and is enforceable against Ascent, Medicis or Medicis Manufacturing and, to the Knowledge of Medicis and Ascent, on the other parties thereto (subject, in each case, to the Enforceability Exception) in accordance with its terms.

(b) Neither Medicis, Medicis Manufacturing nor Ascent has materially violated or breached or declared or committed any material default under any Acquired Business Contract. To the Knowledge of Medicis and Ascent, no Person (not including Medicis, Medicis Manufacturing and Ascent) has violated or breached in any material way, or declared or committed any material default under, any Acquired Business Contract and to the Knowledge of Medicis and Ascent no event has occurred, and no circumstance or condition exists, that might (with or without notice or lapse of time): (i) result in a violation or breach of any provisions of any Acquired Business Contract, (ii) give any Person the right to declare a default or exercise any remedy under any Acquired Business Contract, (iii) give any Person the right to accelerate the maturity or performance of any Acquired Business Contract, or (iv) give any Person the right to cancel, terminate or modify any Acquired Business Contract. To the Knowledge of Medicis and Ascent, neither Medicis, Medicis Manufacturing nor Ascent has received any notice or other communication (in writing or otherwise) regarding any actual or alleged violation or breach of, or default under, any Acquired Business Contract. Neither Medicis, Medicis Manufacturing nor Ascent has waived any material right under any Acquired Business Contract.

(c) The assignment to BioMarin Acquisition and assumption by BioMarin Acquisition of each Material Acquired Business Contract and, to the Knowledge of Medicis and Ascent, each Acquired Business Contract which is not a Material Acquired Business Contract requires the Consent of any third party to such Contract.

2.14 Liabilities. Neither Medicis, Medicis Manufacturing nor Ascent has, since November 15, 2001, (i) made a general assignment for the benefit of creditors, (ii) filed, or had filed against it, any bankruptcy petition or similar filing, (iii) suffered the attachment or other judicial seizure of all or a substantial portion of its assets, (iv) admitted in writing its inability to pay its debts as they become due, (v) been convicted of, or pleaded guilty or no contest to, any felony, or (vi) taken or been the subject of any action that may have an adverse effect on its ability to comply with or perform any of its covenants or obligations under any of the Transaction Agreements.

2.15 Compliance with Legal Requirements. Each of Medicis, Medicis Manufacturing and Ascent is in compliance with each Legal Requirement that is applicable to the conduct of the Pediatrics Business or the ownership or use of any of the Acquired Assets or the Intellectual Property, except to the extent any such noncompliance, individually or in the aggregate, would not reasonably be expected to have an Ascent Material Adverse Effect. To the Knowledge of Medicis and Ascent, no event has occurred, and no condition or circumstance exists, that could (with or without notice or lapse of time) constitute or result in a violation by Medicis, Medicis Manufacturing or Ascent of, or a failure on the part of Medicis, Medicis Manufacturing or Ascent to comply with, any Legal Requirement, except to the extent any such noncompliance, individually or in the aggregate, would not reasonably be expected to have an Ascent Material Adverse Effect. Neither Medicis, Medicis Manufacturing nor Ascent has received any notice or other communication (in writing or otherwise) from any Governmental Body or any other Person regarding any actual or alleged violation of, or failure to comply with, any Legal Requirement that would reasonably be expected to have an Ascent Material Adverse Effect.

2.16 Governmental Authorizations. Part 2.16 of the Ascent Disclosure Schedule identifies each material Governmental Authorization that is held by Medicis or Medicis Manufacturing and related solely to the Pediatrics Business or held by Ascent. Ascent, Medicis Manufacturing and Medicis have delivered to BioMarin Acquisition accurate and complete copies of such Governmental Authorizations, including all renewals thereof and all amendments thereto. Neither Medicis, Medicis Manufacturing nor Ascent has received any notice or other communication (in writing or otherwise) from any Person regarding (a) any actual, alleged or potential violation of or failure to comply with any term or requirement of any such Governmental Authorization or (b) any actual, proposed or potential revocation, withdrawal, suspension, cancellation, termination or modification of any such Governmental Authorization.

2.17 Tax Matters.

(a) All material Tax Returns required to be filed by or on behalf of Medicis or Medicis Manufacturing with respect to the Pediatrics Business or Ascent with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the “Pediatrics Business Returns”) have been or will be filed on or before the applicable due date (including any extensions of such due date). The information contained in such Tax Returns is accurate and complete in all material respects. All amounts shown on the Pediatrics Business Returns to be due on or before the Closing Date have been or will be paid on or before the Closing Date. Ascent and Medicis have delivered to (or made available for inspection by) BioMarin Acquisition accurate and complete copies of all material Pediatrics Business Returns that have been filed by or on behalf of Ascent since December 31, 2002.

(b) There are no unsatisfied liabilities for material Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by Medicis or Medicis Manufacturing in connection with the Pediatrics Business or Ascent with respect to any material Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by Medicis, Medicis Manufacturing or Ascent and with respect to which adequate reserves for payment have been established). There are no liens for Taxes upon any of the Acquired Assets or the Intellectual Property except liens for current Taxes not yet due and payable. No extension or waiver of the limitation period applicable to any of the Pediatrics Business Returns has been granted (by Medicis, Medicis Manufacturing or Ascent or any other Person), and no such extension or waiver has been requested from Medicis, Medicis Manufacturing or Ascent other than an extension resulting from the filing of a Tax Return after its due date in the Ordinary Course of Business. Neither Medicis, Medicis Manufacturing nor Ascent has entered into a closing agreement pursuant to Section 7121 of the Code, or any predecessor provisions thereof or any similar provision of state or other law. No claim or Proceeding is pending or, to Medicis’ and Ascent’s Knowledge, has been threatened against or with respect to Medicis or Medicis Manufacturing in connection with the Pediatrics Business or Ascent in respect of any material Tax.

(c) Except as set forth in Part 2.17 of the Ascent Disclosure Schedule, no powers of attorney or other authorizations are in effect that grant to any Person the authority to represent Medicis with respect to the Pediatrics Business or Ascent in connection with any Tax matter or Proceeding.

(d) Medicis and Medicis Manufacturing with respect to the Pediatrics Business and Ascent have properly withheld and paid all material Taxes required to be withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(e) None of the Acquired Assets or the Intellectual Property are subject to, or constitute, a safe harbor lease within the meaning of former Section 168(f) of the Code.

(f) There is no proposal for increasing the assessed value of any of the Acquired Assets or the Intellectual Property for Tax purposes and there are no pending

Proceedings or public improvements which would result in the levy of any material special Tax or assessment against any of such assets.

(g) Neither Medicis, Medicis Manufacturing nor Ascent is a “foreign person” within the meaning of Section 1445 of the Code.

(h) Neither Medicis, Medicis Manufacturing nor Ascent has been, a “reporting corporation” subject to the information and reporting and record maintenance requirements of Section 6038A and the regulations thereunder.

2.18 Employee and Labor Matters.

(a) Part 2.18(a) of the Ascent Disclosure Schedule accurately sets forth, with respect to each field sales force employee of Ascent whose services are related to the Pediatrics Business (including any employee who is on a leave of absence or on layoff status) (such individuals, collectively, “Business Employees”): the name, title and date of hire of such employee. Medicis and Ascent have delivered to BioMarin pursuant to written communications dated April 8, 2004 and April 14, 2004: (i) the aggregate dollar amounts of the compensation (including wages, salary, commissions, director’s fees, fringe benefits, bonuses, profit sharing payments and other payments or benefits of any type) paid or payable to such employee from Ascent with respect to services performed in fiscal 2003 and with respect to services performed in fiscal 2004, through March 31, 2004; (ii) such employee’s annualized compensation as of the date of this Agreement; and (iii) with respect to each such employee on a leave of absence, whether the leave was approved by Ascent and, if so, the date of commencement thereof and the scheduled termination date thereof, if any. Since March 31, 2004, there has been no change in the base compensation amounts per Business Employee contained in the April 2004 communications described above or in the bonuses payable to such Business Employees other than normal fluctuations associated with quarter to quarter bonuses.

(b) Ascent is not a party to or bound by and since November 15, 2001 has not been a party to or bound by any union contract, collective bargaining agreement or similar Contract related to any Business Employee or the Pediatrics Business. Part 2.18(b) of the Ascent Disclosure Schedule identifies each employment contract between Ascent and a Business Employee. Except as set forth on Part 2.18(b) of the Ascent Disclosure Schedule, Ascent is not a party to any agreement for the provision of labor from any outside agency.

(c) Except as otherwise disclosed on Part 2.18(c) of the Ascent Disclosure Schedule, the employment of the Business Employees is terminable by Ascent at will and no employee is entitled to severance pay or other benefits (including acceleration of stock options or other stock acquisition rights) following termination or resignation. Ascent has delivered or made available to BioMarin Acquisition accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and documents used by Medicis or Ascent in the administration of personnel policies and other documents relating to the employment of (or benefits available to) the current Business Employees.

(d) Except as set forth in Part 2.18(d) of the Ascent Disclosure Schedule, to the Knowledge of Ascent and Medicis: (i) no Business Employee intends to terminate his or her employment; (ii) no Business Employee is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with Ascent and/or Medicis) that may have an adverse effect on the performance by such employee of any of his duties or responsibilities as an employee of Ascent or as an employee of BioMarin; and (iii) no Business Employee has received a written offer from Medicis or any of its Subsidiaries to transfer to Medicis’ other businesses, Subsidiaries or Affiliates.

(e) (i) Neither Ascent with respect to any of its employees nor Medicis with respect to the Pediatrics Business or the Business Employees, have been found to have engaged in any unfair labor practice by the National Labor Relations Board, (ii) since November 15, 2001 there has not been any slowdown, work stoppage, labor dispute or union organizing activity involving any Business Employee and, to the Knowledge of Ascent and Medicis, no Person or union has threatened to commence any such slowdown, work stoppage, labor dispute or union organizing activity, (iii) to the Knowledge of Ascent and Medicis, no officer or employee of Medicis or Ascent is obligated under any Contract or subject to any Order or Legal Requirement that would interfere with the Pediatrics Business as currently conducted or proposed to be conducted, and (iv) neither the execution nor delivery of this Agreement, nor the carrying on of the Pediatrics Business as presently conducted nor to the Knowledge of Medicis and Ascent any activity of any officer of Medicis or Ascent or any Business Employee will conflict with or result in a breach of the terms, conditions or provisions of, constitute a default under, or trigger a condition precedent to any rights under any Contract or Employee Benefit Plan.

(f) Part 2.18(f) of the Ascent Disclosure Schedule sets forth the name of, and a general description of the services performed by, each independent contractor to whom Ascent has paid or owes amounts exceeding $35,000 in the aggregate for personal services in the past 12 months.

(g) Ascent has not incurred any liability under the Worker Adjustment Retraining and Notification Act (the “WARN Act”) (29 USC§§2101, et seq.) or any similar state law or statute relating to employment termination in connection with a mass layoff, plant closing or similar event (such as California Labor Code Section 1400, et seq.), in the six months preceding the Closing Date, and the transactions contemplated hereby will not give rise to any such liability. Ascent has complied in all material respects with all Legal Requirements related to the employment of the Business Employees.

2.19 Benefit Plans; ERISA.

(a) Part 2.19(a) of the Ascent Disclosure Schedule identifies each Employee Benefit Plan maintained or contributed to or required to be contributed to by Medicis, Ascent or any of their respective Affiliates with respect to any Business Employee or the Pediatrics Business (“Business Employee Benefits Plan”). Each Employee Benefit Plan is in writing.

(b) Neither Medicis, Ascent nor any of their Affiliates (nor any ERISA Affiliates) has any liability with respect to any Employee Benefit Plan that, and since November 15, 2001, neither Medicis, Ascent, nor any of their Affiliates (nor any ERISA Affiliates) have established, adopted, maintained, sponsored, contributed to, had any obligation to contribute to, participated in, or incurred any Liability with respect to any Employee Benefit Plan that: (i) is or was a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA; (ii) is or was a “multiple employer plan” (within the meaning of the Code or ERISA); (iii) is or was subject to Section 412 of the Code or Section 302 or Title IV of ERISA. No Business Employee Benefit Plan provides for post-employment health or welfare benefits (except as required by Code Section 4980B).

(c) Ascent has made available or caused to be delivered to BioMarin Acquisition with respect to each Business Employee Benefits Plan: (i) an accurate and complete copy of such plan and all amendments thereto (including any amendment that is scheduled to take effect in the future); (ii) an accurate and complete copy of each Contract (including any trust agreement, funding agreement, service provider agreement, insurance agreement, investment management agreement or recordkeeping agreement) relating to such plan; (iii) an accurate and complete copy of any description, summary, notification, report or other document that has been furnished to any employee of Ascent with respect to such plan; (iv) an accurate and complete copy of any form, report, registration statement or other document that has been filed with or submitted to any Governmental Body with respect to such plan; and (v) an accurate and complete copy of any determination letter, notice or other document that has been issued by, or that has been received by Medicis or Ascent from, any Governmental Body with respect to such plan.

(d) With respect to any Group Health Plan (as defined in Section 5000(b)(1) of the Code) maintained by Ascent, Ascent and each such Group Health Plan have complied in all material respects with the provisions of Part 6 of Title I of ERISA and Sections 4980B (“COBRA”), 9801 and 9802 of the Code.

2.20 Insurance.

(a) Part 2.20(a) of the Ascent Disclosure Schedule accurately sets forth, with respect to each material insurance policy maintained by or at the expense of, or for the direct or indirect benefit of, the Pediatrics Business: (i) the name of the insurance carrier that issued such policy; and (ii) a description of the type of coverage provided by such policy

(b) Part 2.20(b) of the Ascent Disclosure Schedule identifies each insurance claim made by Medicis or Medicis Manufacturing in connection with the Pediatrics Business or Ascent since December 31, 2002. To the Knowledge of Medicis and Ascent, no event has occurred, and no condition or circumstance exists, that would (with or without notice or lapse of time) give rise to or serve as a basis for any insurance claim.

2.21 Proceedings; Orders. Except as set forth in Part 2.21 (items 1-6) of the Ascent Disclosure Schedule, there is no pending Proceeding, and to the Knowledge of Ascent and Medicis, no Person has threatened to commence any Proceeding involving (a) Ascent, the Acquired Assets or the Intellectual Property, or (b) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated hereby. To the Knowledge of Ascent and Medicis, no event has occurred, and no claim, dispute or except as set forth in Part 2.21 (item 7) of the Ascent Disclosure Schedule, other condition or circumstance exists, that would give rise to or serve as a basis for the commencement of any such Proceeding. Medicis and Ascent have delivered or made available to BioMarin Acquisition accurate and complete copies of all pleadings (to which Medicis or

Ascent has access) that relate to the Proceedings identified in Part 2.21 of the Ascent Disclosure Schedule. To the Knowledge of Ascent and Medicis, there is no Order to which Ascent or any of the Acquired Assets, the Intellectual Property or the Pediatrics Business is subject. To the Knowledge of Ascent and Medicis, no Business Employee of Ascent is subject to any Order that may prohibit such Business Employee from engaging in or continuing any conduct, activity or practice relating to the Pediatrics Business.

2.22 Fraudulent Transfers. Neither Medicis, Medicis Manufacturing nor Ascent is insolvent, nor will be rendered insolvent by any of the Transactions. Immediately after consummation of the transactions contemplated hereby, (i) each of Medicis, Medicis Manufacturing and Ascent will be able to pay its debts as they become due; (ii) neither Medicis, Medicis Manufacturing nor Ascent will have unreasonably small assets with which to conduct its present or proposed business. As used in this Section 2.22, “insolvent” means that the sum of the Person’s assets does not and will not exceed its debts and other liabilities at a fair valuation.

2.23 Investment Banking Fees. Neither Medicis, Ascent nor any of their Affiliates has incurred any investment banking, broker or finder fees that will become the responsibility of BioMarin or BioMarin Acquisition before or after the Effective Time.

3.	REPRESENTATIONS AND WARRANTIES OF BIOMARIN AND BIOMARIN ACQUISITION.

Each of BioMarin and BioMarin Acquisition represents and warrants jointly and severally as of the date of this Agreement and as of the Closing Date, to and for the benefit of Medicis and Ascent, that each of the following representations and warranties is true and correct.

3.1 Due Organization. Each of BioMarin and BioMarin Acquisition is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

3.2 Authority; Binding Nature of Agreements. Each of BioMarin and BioMarin Acquisition has all corporate power and authority to enter into and perform its obligations under each of the Transaction Agreements to which it is or will become a party. The execution, delivery and performance by each of BioMarin and BioMarin Acquisition of the Transaction Agreements to which it is a party have been duly authorized by all necessary action on the part of BioMarin and BioMarin Acquisition and their stockholders, boards of directors and officers. Each Transaction Agreement to which BioMarin or BioMarin Acquisition is a party, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitutes the legal, valid and binding obligation of BioMarin or BioMarin Acquisition, as applicable, enforceable against BioMarin or BioMarin Acquisition, as applicable, in accordance with its terms, subject to the Enforceability Exception.

3.3 Governmental and Other Authorizations. The execution and delivery of the Transaction Agreements and the consummation or performance by BioMarin or BioMarin Acquisition, as applicable, of their respective obligations hereunder and thereunder, do not and will not require any approval of any Governmental Body on the part of BioMarin or BioMarin Acquisition or any material consent, waiver or approval of any other Person on the part of

BioMarin or BioMarin Acquisition, other than the filing of a report and notification pursuant to the HSR Act and the expiration of all waiting periods thereunder.

3.4 Non-Contravention. The execution and delivery of the Transaction Agreements, License Agreement, Security Agreement and Escrow Agreement and the consummation or performance by BioMarin or BioMarin Acquisition, as applicable, of their respective obligations hereunder and thereunder, do not and will not (a) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any loan, credit or note agreement, mortgage, security agreement, promissory note, license, contract or other agreement to which BioMarin or BioMarin Acquisition is bound or affected, the contravention or conflict with or violation of which would have a BioMarin Material Adverse Effect, (b) contravene or conflict with the certificate of incorporation or bylaws of BioMarin or BioMarin Acquisition, or (c) contravene, conflict with or result in a violation of, any Legal Requirement or any Order to which BioMarin, BioMarin Acquisition, or any of the assets of BioMarin or BioMarin Acquisition, is subject.

3.5 Proceedings; Orders. There is no pending Proceeding, and to the Knowledge of BioMarin or BioMarin Acquisition, no Person has threatened to commence any Proceeding involving (a) BioMarin which would reasonably be expected to have a BioMarin Material Adverse Effect or BioMarin Acquisition, or (b) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated hereby. To the Knowledge of BioMarin and BioMarin Acquisition, no event has occurred, and no claim, dispute or other condition or circumstance exists, that would give rise to or serve as a basis for the commencement of any such Proceeding.

3.6 Fraudulent Transfers. Neither BioMarin nor BioMarin Acquisition is insolvent, nor will be rendered insolvent by any of the Transactions. Immediately after consummation of the Transactions, (i) each of BioMarin and BioMarin Acquisition will be able to pay its debts as they become due; (ii) neither BioMarin nor BioMarin Acquisition will have unreasonably small assets with which to conduct its present or proposed business. As used in this Section 3.6, “insolvent” means that the sum of the Person’s assets does not and will not exceed its debts and other liabilities at a fair valuation.

3.7 Investment Banking Fees. BioMarin Acquisition and its Affiliates have not incurred any investment banking, broker or finder fees which will become the responsibility of Medicis or Ascent before or after the Effective Time.

3.8 Liabilities. Neither BioMarin nor BioMarin Acquisition has, since November 15, 2001, (i) made a general assignment for the benefit of creditors, (ii) filed, or had filed against it, any bankruptcy petition or similar filing, (iii) suffered the attachment or other judicial seizure of all or a substantial portion of its assets, (iv) admitted in writing its inability to pay its debts as they become due, (v) been convicted of, or pleaded guilty or no contest to, any felony, or (vi) taken or been the subject of any action that may have an adverse effect on its ability to comply with or perform any of its covenants or obligations under any of the Transaction Agreements.

4.	PRE-CLOSING COVENANTS OF ASCENT, MEDICIS, BIOMARIN AND BIOMARIN ACQUISITION.

4.1 Access and Investigation. Each party shall, and shall cause its Subsidiaries to, each afford to the other parties and to each other parties’ Representatives access during normal business hours upon reasonable notice throughout the period prior to the Effective Time to all the books and records, Contracts, and personnel relating to the Pediatrics Business as the other party may reasonably request and, during such period, each shall furnish promptly to the other all other information as such other party reasonably may request, related to integration planning provided that no investigation pursuant to this Section 4.1 shall affect any representations or warranties made herein or the conditions to the obligations of the respective parties to consummate the Transactions.

4.2 Operation of Business.

(a) Each of Medicis and Ascent agrees that, during the Pre-Closing Period, it will, and Medicis will cause Medicis Manufacturing to:

(i) conduct the operations of the Pediatrics Business exclusively in the Ordinary Course of Business; and

(ii) use commercially reasonable efforts to (i) preserve intact the current business organization of the Pediatrics Business, (ii) keep available the services of the current Business Employees of the Pediatrics Business, and (iii) maintain the relations and good will with all suppliers, distributors, manufacturers, customers, landlords, creditors, licensors, licensees and independent contractors related to the Pediatrics Business;

(b) Without limiting Section 4.2(a), each of Medicis and Ascent agrees that, during the Pre-Closing Period, it will not, and Medicis will cause Medicis Manufacturing not to, in each case without the prior written consent of BioMarin Acquisition (which consent solely with respect to clause (xiii) shall not be unreasonably withheld or delayed):

(i) in a single transaction or series of related transactions, sell (including any sale leaseback), lease, license, pledge, transfer or otherwise dispose of (including through a dividend or distribution to any Person), or discontinue, all or any portion of the Acquired Assets (except in the Ordinary Course of Business with respect to the Purchased Inventory);

(ii) terminate, amend, modify or waive any material right under any Acquired Business Contract (other than in the Ordinary Course of Business) or the Lyne License;

(iii) dismiss any Business Employee other than for cause;

(iv) except in an amount, individually or in the aggregate, not to exceed $10,000, commit to make any capital expenditure or acquire any property or assets to the extent the commitment will be an Assumed Liability or the property or asset will be an Acquired Asset other than inventory and raw materials in the Ordinary Course of Business;

(v) permit or allow any of the Acquired Assets to be subject to any Encumbrance which cannot be removed or satisfied prior to the Effective Time;

(vi) grant any increase in the compensation or benefits of any Business Employee (excluding any increase (not including any increase in base compensation) specifically provided for in the terms of, or legally required by, any bonus, pension, profit sharing or other plan or commitment) or any increase in the compensation (not including any increase in base compensation) or benefits payable, or to become payable, to any Business Employee, except for (A) increases in the Ordinary Course of Business to Business Employees in terms of proportion and timing, and (B) other changes that are required by applicable Legal Requirements;

(vii) adopt, enter into or amend, or become obligated under, any employment, severance, bonus, profit sharing, compensation, equity interest, option, pension, retirement, deferred compensation, health care, employment or other employee benefit plan, agreement, trust, fund or arrangement for the benefit or welfare of any Business Employee (including any new employee of the Pediatrics Business), except as required to comply with changes in applicable Legal Requirements;

(viii) solely with respect to Ascent, commence, undertake or engage in any new and material line of business or commit to open or open a new office (or move or close any existing office);

(ix) solely with respect to Ascent, amend its certificate of incorporation, bylaws or similar constituent documents;

(x) adopt a plan or resolution to dissolve or liquidate Medicis, Medicis Manufacturing or Ascent;

(xi) take any action that, or omit to take any action not otherwise prohibited by the terms of this Agreement the omission of which, would, or is reasonably likely to, (A) result in failure to satisfy the condition contained in Section 6.1 or (B) result in failure to satisfy the condition contained in Section 6.4;

(xii) recognize any labor union or enter into any collective bargaining agreement that includes any Business Employee;

(xiii) settle or compromise any pending Proceeding on a basis requiring any agreement that would adversely affect the Acquired Assets or increase the Assumed Liabilities; or

(xiv) authorize, commit, enter into, or offer to enter into, any Contract to take any of the actions referred to in this Section 4.2(b).

4.3 Operation of BioMarin Business. Each of BioMarin and BioMarin Acquisition agrees that, unless BioMarin or BioMarin Acquisition receives the prior written consent of Medicis, during the Pre-Closing Period neither BioMarin nor BioMarin Acquisition shall:

(a) adopt a plan or resolution to dissolve or liquidate BioMarin or BioMarin Acquisition;

(b) take any action that, or omit to take any action not otherwise prohibited by the terms of this Agreement the omission of which, would, or is reasonably likely to, (i) result in failure to satisfy the condition contained in Section 7.1 or (ii) result in failure to satisfy the condition contained in Section 7.4; or

(c) authorize, commit, enter into, or offer to enter into, any Contract to take any of the actions referred to in this Section 4.3.

5.	OTHER AGREEMENTS.

5.1 Reasonable Efforts; Filings and Consents. Subject to the terms and conditions of this Agreement, each of the parties to this Agreement will use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary under applicable Legal Requirements, so as to permit consummation of the Transactions as promptly as reasonably practicable and in any event prior to the Termination Date and will use reasonable efforts to cooperate fully with the other parties hereto to that end. Without limiting the foregoing, each of BioMarin and Medicis agrees to file a notification and report form under the HSR Act with the appropriate Governmental Bodies, not later than the second Business Day following the date hereof.

5.2 Notification. During the Pre-Closing Period, each party shall promptly notify the other in writing of, and shall subsequently keep such other party updated on a current basis regarding any event, condition, fact or circumstance that would reasonably be expected to adversely affect the timely satisfaction of any of the conditions set forth in Article 6 or Article 7.

5.3 No Solicitation or Negotiation. Each of Medicis and Ascent shall ensure that, during the Pre-Closing Period, neither it nor any of its Representatives, directly or indirectly, shall: (a) solicit, initiate, or knowingly encourage or induce the making, submission or announcement of any inquiries or the making of any proposal or offer related to an Acquisition Transaction or take any action that could reasonably be expected to lead to any such inquiries or the making of any such proposal or offer, (b) furnish any information regarding Ascent to any Person in connection with or in response to an Acquisition Transaction or an inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Transaction, (c) engage in discussions or negotiations with any Person with respect to any Acquisition Transaction, (d) approve, endorse or recommend any Acquisition Transaction, (e) make or authorize any statement, recommendation or solicitation in support of any possible Acquisition Transaction, or (f) enter into any letter of intent or similar document or any Contract having a primary purpose of effectuating, or which would effect, any Acquisition Transaction. Each of Medicis and Ascent shall immediately cease and cause to be terminated any Contract or discussions with any Person (other than BioMarin Acquisition) related to an Acquisition Transaction. In addition, if during the Pre-Closing Period Medicis or Ascent receives an offer or proposal (formal, informal, oral, written or otherwise) relating to, or any inquiry or contact from any Person with respect to, an Acquisition Transaction, such party shall immediately notify BioMarin thereof and provide BioMarin with details thereof, including the identity of the Person or Persons making such offer or proposal, and will keep BioMarin informed on a current basis of the status and details of any such offer or proposal and any modification to the terms thereof. Medicis and Ascent will promptly request each Person that has executed, within 12 months prior to the date of this Agreement, a confidentiality, standstill or similar agreement in connection with its consideration of a possible Acquisition Transaction to return all confidential information heretofore furnished to such Person by or on behalf of Medicis or Ascent.

5.4 Public Announcements. BioMarin, BioMarin Acquisition, Medicis and Ascent will consult with each other before issuing any press release or otherwise making any public statement with respect to this Agreement, the transactions contemplated hereby or in any of the documents executed in connection herewith. Without limiting the generality of the foregoing, none of Medicis, Ascent, BioMarin or BioMarin Acquisition shall, and none of Medicis, Ascent, BioMarin or BioMarin Acquisition shall permit any of their respective Representatives to, make any disclosure regarding this Agreement, the transactions contemplated hereby or in any of the documents executed in connection herewith unless (a) the other parties shall have approved such disclosure, or (b) such disclosure is required by applicable Legal Requirements (including requirements of the Commission, the New York Stock Exchange or NASDAQ) and the disclosing party has provided the other parties hereto with a copy of the proposed release or statement no less than two (2) Business Days prior to its release or publication. In the event that a party receives any inquiry regarding any other party, the receiving party shall refer such inquiry to such other party.

5.5 Further Actions.

(a) From and after the Effective Time, each party hereto shall execute and deliver such documents and take such other actions as the other party may reasonably request for the purpose of carrying out or evidencing any of the transactions contemplated hereby.

(b) Ascent and BioMarin Acquisition will cooperate in good faith in connection with the filing of Tax Returns, any audit or Proceeding with respect to Taxes and in connection with any other Proceeding in each case relating to the Acquired Assets or the Pediatrics Business, as and to the extent reasonably requested by BioMarin Acquisition or Ascent. Such cooperation shall include (i) the retention and (upon a party’s request) the provision of records and information which are reasonably relevant to the preparation of Tax Returns or to any such Proceeding and (ii) making relevant employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Ascent and BioMarin Acquisition shall (i) retain all Tax records and Tax Returns related to the Pediatrics Business relating to any period beginning before the Effective Time until the expiration of all relevant statutes of limitations (and, to the extent notified by Ascent or BioMarin Acquisition, any extensions thereof), and abide by all record retention agreements entered into with any Governmental Authority with respect to Taxes and (ii) give the other parties to this Agreement reasonable written notice prior to transferring, destroying or discarding any such Tax records and Tax Returns.

(c) Without limiting the foregoing, the parties acknowledge and agree that accounts receivable booked prior to the Effective Time shall be for the benefit of Ascent and that accounts receivable booked after the Effective Time shall be for the benefit of BioMarin Acquisition.

5.6 Employees, Employee Benefit Matters; Non-Solicitation.

(a) As of the Effective Time, Ascent shall terminate all of the Business Employees of Ascent; prior to the Effective Time, BioMarin shall offer employment, conditional on Closing and commencing as of the Effective Time, to the Business Employees with base compensation (without regard to bonuses) not less than the base compensation (without regard to bonuses) paid to them by Ascent as provided in the April 2004 communications described in Section 2.18(a). Additionally, BioMarin may, at its option, at any time prior to the Effective Time, offer employment to the individuals listed on Exhibit F. Ascent and Medicis shall use their reasonable best efforts to cause each Business Employee to commence employment with BioMarin. The employees that accept BioMarin’s offer of employment will be hired by BioMarin in connection with the Transactions (the “Transferred Employees”). As to any Person listed on Exhibit F who does not accept employment with BioMarin, Medicis or Ascent may, at their option, continue to employ such persons notwithstanding subsection (e) hereof.

(b) BioMarin (or any of its Affiliates) may terminate each Transferred Employee’s employment at will at any time and for any reason with or without cause and may modify each Transferred Employee’s compensation and employee benefits at any time. Nothing in this Agreement shall create any right in favor of any of the Transferred Employees or Business Employees with respect to BioMarin or its Affiliates. For a period of 36 months following the Closing Date, Ascent and Medicis shall continue to maintain and sponsor at least one Group Health Plan and Ascent and Medicis shall be solely responsible for providing continuation coverage (and all required actions including, but not limited to, providing required notices) pursuant to COBRA for any current or former employee and associated qualified beneficiaries who incur a qualifying event (as described in Section 4980B(3) of the Code) at any time prior to or in connection with the Closing and who elect COBRA continuation coverage.

(c) As of the Closing, Ascent and Medicis shall be responsible for and shall discharge and satisfy in full all amounts owed to any Transferred Employee including, but not limited to, wages, salaries, accrued vacation and employment, incentive, compensation, or bonus agreements or payments on account of termination and all amounts due and owing to each Transferred Employee with respect to and in accordance with the terms of each Business Employee Benefit Plan that have accrued on or prior to the Closing. Medicis or Ascent shall retain liability for all Liabilities with respect to the Business Employee Benefit Plans and their related trusts, if any.

(d) Ascent shall not effect a “plant closing” or “mass layoff”, as those terms are defined in the WARN or any similar state Legal Requirement at any time between the date hereof and the Effective Time, affecting in whole or in part any site of employment, facility, operating unit or Business Employee, without notifying BioMarin Acquisition in advance and obtaining the advance approval of BioMarin Acquisition, and complying with all provisions of WARN or any similar state Legal Requirement. Medicis and Ascent agrees that any and all liabilities with respect to any current or former employees of Ascent under WARN or any similar state Legal Requirement that arose on or before the Closing Date or on account of the

Transactions, including without limitation liabilities attributable to any employee or former employee of Ascent who is terminated from employment or otherwise suffers an employment loss on or before the Closing Date, and any such liabilities to any individual who does not become a Transferred Employee, whenever the liabilities arose, shall be the sole obligation of Ascent and Medicis.

(e) For a period of two (2) years following the Effective Time, (i) each of Medicis and Ascent will not knowingly and will cause its Affiliates not to knowingly hire any Person then employed by BioMarin or its Affiliates, and (ii) each of Medicis and Ascent will not hire and will cause its Affiliates not to hire any Transferred Employees or any other Business Employee.

(f) For a period of two (2) years following the Effective Time, each of BioMarin and BioMarin Acquisition will not knowingly and will cause its Affiliates not to knowingly hire any Person then employed by Medicis or its Affiliates, other than any Business Employee.

5.7 Confidentiality. Each party will hold, and will cause its consultants and advisers to hold, in confidence all documents and information furnished to it by or on behalf of the other party in connection with the Transactions pursuant to the terms of that certain Nondisclosure Agreement entered into between Medicis and BioMarin dated January 21, 2004 (the “BioMarin/Medicis CDA”).

5.8 Purchase Price Allocation. The Parties shall allocate the purchase price consideration set forth in Section 1.3 (and all other capitalized costs) among the Acquired Assets (the “Purchase Price Allocation”) as set forth in Exhibit G hereto. Each of the Parties hereto agrees to report the transaction contemplated by this Agreement as the sale and purchase of the Acquired Assets for all state and federal Tax purposes and neither party shall take any position in any tax audits or tax returns which is inconsistent with such characterization or the Purchase Price Allocation.

5.9 Governmental Authorizations. Prior to the Effective Time, Medicis shall use commercially reasonable efforts to identify for BioMarin and BioMarin Acquisition all material Governmental Authorizations held by Medicis and necessary for the Pediatrics Business, other than any Governmental Authorizations listed on Part 2.16 of the Ascent Disclosure Schedule.

6.	CONDITIONS PRECEDENT TO BIOMARIN’S AND BIOMARIN ACQUISITION’S OBLIGATION TO CLOSE.

BioMarin’s and BioMarin Acquisition’s obligations to purchase the Acquired Assets, and to take the other actions required to be taken by BioMarin and BioMarin Acquisition at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by BioMarin and/or BioMarin Acquisition, in whole or in part, in writing):

6.1 Accuracy of Representations. The representations and warranties made by Medicis and Ascent in this Agreement that are qualified by materiality or Ascent Material Adverse Effect shall be true and complete as of the Closing Date as if made on the Closing Date

(except for representations and warranties made as of a specified date, which need be true only as of the specified date). The representations and warranties made by Medicis and Ascent in this Agreement that are not so qualified shall be true and complete in all material respects as of the Closing Date as if made on the Closing Date (except for representations and warranties made as of a specified date, which need be true in all material respects only as of the specified date). The closing conditions set forth in Section 6.1 shall not apply to the representations and warranties contained in Section 2.5(a) as a result of the occurrence of an event described in Part 6.1 of the Ascent Disclosure Schedule.

6.2 Governmental Approvals. All Consents required from any Governmental Body in order to consummate the Transactions shall have been obtained and shall be in full force and effect, and all waiting periods under the HSR Act shall have expired.

6.3 No Restraints.

(a) No preliminary injunction or other order, decree or ruling issued by a court of competent jurisdiction or other Governmental Body having jurisdiction, nor any statute, rule, regulation, or executive order promulgated or enacted by any Governmental Body shall be in effect that would make any of the transactions contemplated hereby illegal or otherwise prohibit the consummation of the transactions contemplated hereby.

(b) There shall not be pending any Proceeding in which a Governmental Body is a party challenging or seeking to restrain or prohibit the consummation of the transactions contemplated hereby or contemplated in the documents executed in connection herewith.

6.4 Performance of Obligations. Each of the covenants and obligations that Medicis and Ascent are required to comply with or to perform at or prior to the Closing shall have been duly complied with and performed in all material respects.

6.5 Additional Documents. BioMarin and BioMarin Acquisition shall have received the following documents:

(a) a certificate executed by a duly authorized officer not less senior than vice president of Ascent to the effect that Ascent has satisfied each of the conditions set forth in Sections 6.1 and 6.4; and

(b) a certificate executed by a duly authorized officer not less senior than vice president of Medicis to the effect that Medicis has satisfied each of the conditions set forth in Sections 6.1 and 6.4.

(c) an opinion letter from Akin Gump Strauss Hauer & Feld LLP, dated the Closing Date, in the form of Exhibit H;

(d) Medicis, Ascent and the Escrow Agent shall have executed and delivered an Escrow Agreement in substantially the form of Exhibit I (the “Escrow Agreement”);

(e) Medicis and Ascent shall have executed and delivered the License Agreement in substantially the form of Exhibit J (the “License Agreement”) and the Trademark

Security Agreement in substantially the form attached to the License Agreement (the “Security Agreement”);

(f) Medicis and Ascent shall have executed and delivered the Securities Purchase Agreement in substantially the form of Exhibit K (the “Securities Purchase Agreement”);

(g) Medicis and Ascent shall have executed and delivered a Confidentiality Agreement in a form agreed upon by Medicis and BioMarin (the “Confidentiality Agreement”); and

(h) Each of the documents referred to in Section 1.5(b) shall have been executed by each of the parties thereto (not including, for this purpose, BioMarin and BioMarin Acquisition) and delivered to BioMarin Acquisition.

6.6 Material Acquired Business Contracts. All Consents of all Persons necessary to validly assign the Material Acquired Business Contracts to BioMarin Acquisition shall have been obtained and shall be in full force and effect.

7.	CONDITIONS PRECEDENT TO MEDICIS’ AND ASCENT’S OBLIGATION TO CLOSE.

Medicis’ and Ascent’s obligations to sell and transfer the Acquired Assets and to take the other actions required to be taken by Medicis and Ascent at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Medicis and/or Ascent, in whole or in part, in writing):

7.1 Accuracy of Representations. The representations and warranties made by BioMarin and BioMarin Acquisition in this Agreement that are qualified by materiality or BioMarin Material Adverse Effect shall be true and complete as of the Closing Date as if made on the Closing Date (except for representations and warranties made as of a specified date, which need be true only as of the specified date). The representations and warranties made by BioMarin and BioMarin Acquisition in this Agreement that are not so qualified shall be true and complete in all material respects as of the Closing Date as if made on the Closing Date (except for representations and warranties made as of a specified date, which need be true only in all material respects as of the specified date).

7.2 Consents and Governmental Approvals. All Consents required to be obtained by BioMarin or BioMarin Acquisition from any Governmental Body in order to consummate the Transactions shall have been obtained and shall be in full force and effect and all waiting periods under the HSR Act shall have expired.

7.3 No Restraints.

(a) No preliminary injunction or other order, decree or ruling issued by a court of competent jurisdiction or other Governmental Body having jurisdiction, nor any statute, rule, regulation, or executive order promulgated or enacted by any Governmental Body shall be in effect that would make any of the transactions contemplated hereby illegal or otherwise prohibit the consummation of the transactions contemplated hereby.

(b) There shall not be pending any Proceeding in which a Governmental Body is a party challenging or seeking to restrain or prohibit the consummation of the transactions contemplated hereby or contemplated in the documents executed in connection herewith.

7.4 Performance of Obligations. Each of the covenants and obligations that BioMarin and BioMarin Acquisition are required to comply with or to perform at or prior to the Closing shall have been duly complied with and performed in all material respects.

7.5 Additional Documents. Ascent shall have received the following documents:

(a) an opinion letter from Paul, Hastings, Janofsky & Walker LLP dated the Closing Date, in the form of Exhibit L;

(b) a certificate executed by a duly authorized officer not less senior than vice president of BioMarin Acquisition to the effect that BioMarin Acquisition has satisfied each of the conditions set forth in Sections 7.1 and 7.4.

(c) a certificate executed by a duly authorized officer not less senior than vice president of BioMarin to the effect that BioMarin has satisfied each of the conditions set forth in Section 7.1 and 7.4.

(d) BioMarin, BioMarin Acquisition and the Escrow Agent shall have executed and delivered the Escrow Agreement;

(e) BioMarin and BioMarin Acquisition shall have executed and delivered the License Agreement and the Security Agreement;

(f) BioMarin and BioMarin Acquisition shall have executed and delivered the Securities Purchase Agreement;

(g) BioMarin and BioMarin Acquisition shall have executed and delivered the Confidentiality Agreement; and

(h) Each of the documents referred to in Section 1.5(b) shall have been executed by each of the parties thereto (not including, for this purpose, Medicis, Ascent and Medicis Manufacturing) and delivered to Ascent.

8.	TERMINATION.

8.1 Termination Events. This Agreement may be terminated prior to the Closing:

(a) by BioMarin Acquisition if there is a Breach of any representation, warranty, covenant or obligation of Medicis or Ascent set forth in this Agreement which Breach (i) would give rise to the failure of a condition set forth in Section 6.1 or Section 6.4 and (ii) (if susceptible to cure) has not been cured within 20 Business Days following receipt by Medicis and Ascent of notice of such Breach (an “Ascent Breach”);

(b) by Ascent if there is a Breach of any representation, warranty, covenant or obligation of BioMarin or BioMarin Acquisition set forth in this Agreement which Breach (i) would give rise to the failure of a condition set forth in Section 7.1 or Section 7.4 and (ii) (if susceptible to cure) has not been cured within 20 Business Days following receipt by BioMarin Acquisition and BioMarin of notice of such Breach (a “BioMarin Breach”);

(c) by either BioMarin Acquisition or Ascent if the Closing has not taken place on or before July 31, 2004 (the “Termination Date”) (other than as a result of any failure on the part of the terminating party to comply with or perform its covenants and obligations under this Agreement);

(d) by the mutual written consent of the parties hereto; and

(e) by either Ascent or BioMarin Acquisition, if any Order by any Governmental Body of competent jurisdiction preventing or prohibiting consummation of any of the transactions contemplated hereby shall have become final and nonappealable.

8.2 Termination Procedures. If BioMarin Acquisition wishes to terminate this Agreement pursuant to Section 8.1, BioMarin Acquisition shall deliver to Ascent a written notice stating that BioMarin Acquisition is terminating this Agreement and setting forth a brief description of the basis on which BioMarin Acquisition is terminating this Agreement. If Ascent wishes to terminate this Agreement pursuant to Section 8.1, Ascent shall deliver to BioMarin Acquisition a written notice stating that Ascent is terminating this Agreement and setting forth a brief description of the basis on which Ascent is terminating this Agreement.

8.3 Effect of Termination. If this Agreement is terminated pursuant to Section 8.1, this Agreement shall become wholly void and of no further force and effect, without liability to BioMarin, BioMarin Acquisition, Medicis, Ascent or any of their respective Representatives or Affiliates, except that (a) the provisions set forth in Sections 5.4, 5.7, 8.3, 10.1, 10.2, 10.7 and 10.10 shall remain in full force and effect, and the provisions of Section 5.6(e)(i) and (f) shall remain in full force and effect, provided that the reference in such sections to “Effective Time” shall be deemed to mean the date of this Agreement and the phrase “other than any Business Employee” in Section 5.6(f) shall be deemed to be deleted, and (b) if this Agreement is terminated by BioMarin Acquisition pursuant to Section 8.1(a) due to a Breach of Section 5.3 and if either Medicis or Ascent enters into a Contract for an Acquisition Transaction within twelve (12) months of the date of termination of this Agreement, then Medicis and Ascent, jointly and severally, shall pay to BioMarin Acquisition in cash a fee in the amount of $10.0 million, together with all fees, costs and expenses incurred by or on behalf of BioMarin or BioMarin Acquisition as described in Section 10.1, within two (2) Business Days after the execution of such Contract. Notwithstanding anything to the contrary contained herein, nothing in this Section 8.3 shall be deemed to release any party from liability for any Breach under this Agreement.

9.	SURVIVAL AND INDEMNIFICATION

9.1 Survival of Representations and Covenants.

(a) All representations and warranties contained in this Agreement, the assignment documents described in Section 1.5(b)(i) and the Assumption Agreement shall survive the Closing Date and shall expire at 11:59 p.m. (Pacific Time) on the eighteen-month anniversary of the Closing Date and shall thereafter be of no further force or effect, except (i) the representations and warranties set forth in Sections 2.2, 2.6, 2.17, and 3.2 shall expire on the expiration of the relevant statute of limitations, and (ii) to the extent required to enforce the parties’ rights and obligations hereunder following the end of such period for any claims for which a Claim Notice (as defined below) has properly been made prior to the expiration of such period. All of the covenants, agreements and obligations of the parties contained in this Agreement, in the assignment documents described in Section 1.5(b)(i) and the Assumption Agreement shall survive (i) until fully performed or fulfilled, unless non-compliance with such covenants, agreements or obligations is waived in writing by the party or parties entitled to such performance or (ii) if not fully performed or fulfilled, until the expiration of the relevant statute of limitations. Notwithstanding anything in this Agreement to the contrary, if this Agreement is terminated pursuant to Section 8.1(c), (d) or (e), the representations and warranties contained in this Agreement shall thereafter be of no further force or effect.

(b) For purposes of this Agreement, a “Claim Notice” relating to a particular representation or warranty or covenant shall be deemed to have been given if any Indemnified Party, acting in good faith, delivers to the Indemnifying Party a written notice stating that such Indemnified Party reasonably believes that there is or has been a possible Breach of such representation or warranty or covenant and containing (i) a brief description of the circumstances supporting such Indemnified Party’s reasonable belief that there is or has been such a possible Breach, and (ii) a non-binding, preliminary estimate of the aggregate dollar amount of the actual and potential Damages that have arisen and may arise as a direct or indirect result of such possible Breach.

(c) Notwithstanding that the accuracy and performance of only certain representations, warranties and covenants are conditions to the obligations of the parties hereto to consummate the transactions contemplated hereby, any party may pursue claims for indemnification with respect to Damages that arise from the Breach of any representation, warranty or covenant contained in this Agreement, regardless of whether the party asserting a claim for indemnification had knowledge of such Breach prior to the Closing.

9.2 Indemnification by Medicis.

(a) From and after the Effective Time, Medicis shall hold harmless and indemnify each of the BioMarin Indemnitees from and against, and shall compensate and reimburse each of the BioMarin Indemnitees for, any Damages that are suffered or incurred by any of the BioMarin Indemnitees or to which any of the BioMarin Indemnitees may otherwise become subject at any time (regardless of whether or not such Damages relate to any Third-Party Claim) and that arise from or as a result of:

(i) any Breach of any of the representations or warranties made by Medicis or Ascent in this Agreement, the assignment documents described in Section 1.5(b)(i) or the Assumption Agreement;

(ii) any Breach of any covenant or obligation of Medicis or Ascent contained in this Agreement, the assignment documents described in Section 1.5(b)(i) or the Assumption Agreement;

(iii) any Third Party Claim arising from the conduct or operation of the Pediatrics Business prior to the Effective Time;

(iv) any Excluded Liability; or

(v) any Proceeding relating directly or indirectly to any Breach, Liability or Third-Party Claim of the type referred to in clause (i) through (iv) above (including any Proceeding commenced by any BioMarin Indemnitee for the purpose of enforcing any of its rights under this Section 9.2).

(b) Subject to Section 9.2(d), Medicis shall not be required to make any indemnification payment pursuant to Section 9.2(a)(i) of this Agreement, Section 8.2(a)(i) of the Securities Purchase Agreement or Section 12.2(a)(i) of the License Agreement, until such time as and to the extent that the total amount of all Damages (including the Damages arising from such Breach and all other Damages arising from any other Breaches of any representations or warranties) that have been directly or indirectly suffered or incurred by any one or more of the BioMarin Indemnitees, or to which any one or more of the BioMarin Indemnitees has or have otherwise become subject, exceeds, in the aggregate, $250,000 and then only to the extent of such excess.

(c) Notwithstanding anything in this Agreement to the contrary, but subject to Section 9.2(d), the aggregate liability for any indemnification payments pursuant to Section 9.2(a)(i) of this Agreement, Section 8.2(a)(i) of the Securities Purchase Agreement and Section 12.2(a)(i) of the License Agreement, will be limited to, and shall not exceed, in the aggregate, $66.5 million (the “Medicis Cap”); provided, however, that the Medicis Cap shall not apply to any indemnification obligation of Medicis arising out of any Breach of Section 2.2 or 2.6.

(d) The limitations on the indemnification obligations of Medicis set forth in each of Section 9.2(b) and Section 9.2(c) shall not apply to any willful Breach, intentional misrepresentation or fraud by Medicis or Ascent.

(e) To the extent that actions or failures to act or other circumstances result in a Breach of a representation, warranty or covenant or other triggering event giving rise to a right of indemnification to a party under this Agreement, the License Agreement and/or the Securities Purchase Agreement, such party shall be entitled to only one recovery of the Damages resulting from such actions, failures to act or other circumstances giving rise to the right of indemnification, regardless of whether the actions, failures to act or other circumstances giving rise to the right of indemnification constitute a breach of more than one agreement. The parties acknowledge that the purpose of this provision is to prevent duplicative recovery for the same

Damages, and not to preclude the recovery of Damages for separate and independent indemnity claims that may arise under the various agreements.

9.3 Indemnification by BioMarin.

(a) From and after the Effective Time, BioMarin shall hold harmless and indemnify the Medicis Indemnitees from and against, and shall compensate and reimburse each of the Medicis Indemnitees for, any Damages that are suffered or incurred by any of the Medicis Indemnitees or to which any of the Medicis Indemnitees may otherwise become subject at any time (regardless of whether or not such Damages relate to any Third Party Claim) and that arise from:

(i) any Breach of any representation or warranty made by BioMarin or BioMarin Acquisition in this Agreement, the assignment documents described in Section 1.5(b)(i) or the Assumption Agreement;

(ii) any Breach of any covenant or obligation of BioMarin or BioMarin Acquisition in this Agreement, the assignment documents described in Section 1.5(b)(i) or the Assumption Agreement;

(iii) any Third Party Claim arising from the conduct or operation of making, manufacturing, marketing, selling, distributing, importing, exporting and developing the Products following the Effective Time, except Damages suffered or incurred or arising from the Breach of Medicis, Ascent or Medicis Manufacturing, as applicable, under the Supply Agreement, the Transition Services Agreement or the License Agreement;

(iv) any Assumed Liability; or

(v) any Proceeding relating directly or indirectly to any Breach, Liability or Third-Party Claim of the type referred to in clauses (i) through (iv) above (including any Proceeding commenced by any Medicis Indemnitee for the purpose of enforcing its rights under this Section 9.3).

(b) Subject to Section 9.3(d), BioMarin shall not be required to make any indemnification payment pursuant to Section 9.3(a)(i) of this Agreement, Section 8.3(a)(i) of the Securities Purchase Agreement or Section 12.3(a)(i) of the License Agreement, until such time as and to the extent that the total amount of all Damages (including the Damages arising from such Breach and all other Damages arising from any other Breaches of its representations or warranties) that have been directly or indirectly suffered or incurred by the Medicis Indemnitees, or to which the Medicis Indemnitees have otherwise become subject, exceeds, in the aggregate, $250,000 and then only to the extent of such excess.

(c) Notwithstanding anything in this Agreement to the contrary, but subject to Section 9.3(d), the aggregate liability for any indemnification payments pursuant to Section 9.3(a)(i) of this Agreement, Section 8.3(a)(i) of the Securities Purchase Agreement and Section 12.3(a)(i) of the License Agreement, will be limited to, and shall not exceed, in the aggregate, $66.5 million (the “BioMarin Cap”); provided, however, that the BioMarin Cap shall not apply to any indemnification obligation of BioMarin arising out of any Breach of Section 3.2.

(d) The limitations on the indemnification obligations of BioMarin set forth in each of Section 9.3(b) and Section 9.3(c) shall not apply to any willful Breach, intentional misrepresentation or fraud by BioMarin or BioMarin Acquisition.

(e) To the extent that any actions or failures to act or other circumstances result in a Breach of a representation, warranty or covenant or other triggering event giving rise to a right of indemnification to a party under this Agreement, the License Agreement and/or the Securities Purchase Agreement, such party shall be entitled to only one recovery of the Damages resulting from such actions, failures to act or other circumstances giving rise to the right of indemnification, regardless of whether the actions, failures to act or other circumstances giving rise to the right of indemnification constitute a breach of more than one agreement. The parties acknowledge that the purpose of this provision is to prevent duplicative recovery for the same Damages, and not to preclude the recovery of Damages for separate and independent indemnity claims that may arise under the various agreements.

9.4 Procedures Relating to Indemnification for Third Party Claims.

(a) Within ten (10) Business Days after a BioMarin Indemnitee or Medicis Indemnitee obtains Knowledge of the commencement of any third-party claim, action, suit or proceeding (a “Third Party Claim”) or the occurrence of any fact which may become the basis of a Third Party Claim in respect of which an Indemnified Party is entitled to indemnification under this Agreement, such Indemnified Party shall notify in writing the Indemnifying Party of such Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been materially prejudiced as a result of such failure (except that the Indemnifying Party shall not be liable for any expenses incurred during the period in which the Indemnified Party failed to give such notice). Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within five (5) Business Days after the Indemnified Party’s receipt thereof, copies of all notices and non-privileged documents (including court papers) received by the Indemnified Party relating to the Third Party Claim.

(b) If a Third Party Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled to participate at its expense in the defense thereof and, if it so chooses within thirty (30) days after receipt of notice of such claim to assume the defense thereof at the Indemnifying Party’s expense, with counsel selected by the Indemnifying Party. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof. If the Indemnifying Party assumes such defense, the Indemnified Party shall be permitted to participate in the defense thereof and to employ counsel (not reasonably objected to by the Indemnifying Party), at its own expense. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party (i) for any period during which the Indemnifying Party has not assumed the defense thereof or is not using commercially reasonable efforts to pursue the defense thereof (other than during the period in which the Indemnified Party failed to give notice of the Third Party Claim as provided above), or (ii) if the Indemnified Party reasonably determines (x) that there may be a conflict between the positions of the Indemnifying Party and the Indemnified Party in defending such claim or action, or (y) that there may be legal defenses available to the Indemnified Party different from or in addition to those available to the Indemnifying Party.

(c) If the Indemnifying Party so elects to assume the defense of any Third Party Claim, all of the Indemnified Parties shall reasonably cooperate with the Indemnifying Party, at the expense of the Indemnifying Party, in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of non-privileged records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the Indemnifying Party shall have assumed the defense of a Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party’s prior written consent (which consent shall not be unreasonably withheld). If the Indemnifying Party shall have assumed the defense of a Third Party Claim, the Indemnified Party shall agree to any settlement, compromise or discharge of a Third Party Claim for monetary Damages which the Indemnifying Party may recommend and which by its terms obligates the Indemnifying Party to pay the full amount of the monetary Damages in connection with such Third Party Claim and which releases the Indemnifying Party and the Indemnified Party completely in connection with such Third Party Claim and does not impose any covenant or commitment on the Indemnified Party.

9.5 Other Claims. In the event any Indemnified Party should have a claim against any Indemnifying Party under Section 9.2 or 9.3 that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Party, the Indemnified Party shall deliver notice to the Indemnifying Party of such claim within 15 Business Days of obtaining Knowledge of the occurrence of such claim. The failure by any Indemnified Party so to notify the Indemnifying Party within this time period shall not relieve the Indemnifying Party from any liability which it may have to such Indemnified Party under Section 9.2 or 9.3, except to the extent that the Indemnifying Party is materially prejudiced by such failure. If the Indemnifying Party does not notify the Indemnified Party within 15 Business Days following its receipt of such notice that the Indemnifying Party disputes its liability to the Indemnified Party under Section 9.2 or 9.3, such claim specified by the Indemnified Party in such notice shall be conclusively deemed a liability of the Indemnifying Party under Section 9.2 or 9.3 and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand or, in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined by agreement between the Indemnifying Party and the Indemnified Party or by judgment or decree of a court of competent jurisdiction. If the Indemnifying Party has timely disputed its liability with respect to such claim, as provided above, the Indemnifying Party and the Indemnified Party shall attempt to resolve such claim in accordance with Section 10.8.

9.6 Settlements. No party may settle any claim, action or proceeding related to a liability to a third party without the consent of the other parties, if such settlement would impose any monetary obligation on the other parties or require the other parties to submit to an injunction or impose any covenant or commitment on the other party or otherwise limit the other party’s rights under this Agreement, and any payment made by a party in such a settlement without obtaining such consent shall be at its own cost and expense.

9.7 No Consequential or Punitive Damages. No party hereto (or its Affiliates) shall, under any circumstance, be liable to any other party (or its Affiliates) for any consequential, exemplary, special, incidental or punitive Damages claimed by such other party under the terms of or due to any Breach of this Agreement.

10.	MISCELLANEOUS PROVISIONS.

10.1 Fees and Expenses; Investment Banking Fees.

(a) Except as provided in Section 8.3, each party to this Agreement shall bear and pay all fees, costs and expenses (including all legal fees and expenses, that have been incurred or that are in the future incurred by, on behalf of or for the benefit of such party in connection with: (i) the negotiation, preparation and review of any letter of intent or similar document relating to any of the Transactions; (ii) the investigation and review conducted by such party and its Representatives with respect to the Transactions; (iii) the negotiation, preparation and review of this Agreement, the other Transaction Agreements and all bills of sale, assignments, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the Transactions; (iv) the preparation and submission of any filing or notice required to be made or given in connection with any of the Transactions, and the obtaining of any Consent required to be obtained in connection with any of the Transactions; and (v) the consummation and performance of the Transactions.

(b) Notwithstanding anything to the contrary contained elsewhere in this Agreement, and regardless of whether or not the Closing takes place, each party to this Agreement shall pay its own investment banking, broker or finder fees, if any, incurred in connection with the Transactions.

10.2 Attorney’s Fees. If any legal action or other legal proceeding relating to any of the Transaction Agreements or the enforcement of any provision of any of the Transaction Agreements is brought by one party against any other party to this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

10.3 Notices. All notices, demands and other communications under or in connection with this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) if delivered personally, upon delivery, (b) if delivered by registered or certified mail (return receipt requested) from the United States, upon the earlier of actual delivery or three Business Days after being mailed, (c) if sent by overnight delivery by a recognized overnight delivery service for overnight delivery, upon the earlier of actual delivery or one Business Day after being sent, or (d) if given by facsimile, upon confirmation of transmission by facsimile (or, if such confirmation does not occur during normal business hours on a Business Day then on the next Business Day), in each case to the parties at the following addresses or facsimile numbers or to such other address or facsimile numbers as each party may designate for itself by like notice to the other parties:

if to Medicis:

Medicis Pharmaceutical Corporation

8125 N. Hayden Road

Scottsdale, Arizona 85258

Facsimile: (602) 778-6007

Attn: Jonah Shacknai

if to Ascent:

Ascent Pediatrics, Inc.

8125 N. Hayden Road

Scottsdale, Arizona 85258

Facsimile: (602) 778-6007

Attn: Jonah Shacknai

With a copy to each of (which copies shall not constitute notice):

Medicis Pharmaceutical Corporation

8125 N. Hayden Road

Scottsdale, Arizona 85258

Facsimile: (602) 808-3881

Attn: General Counsel

and

Akin Gump Strauss Hauer & Feld LLP

1700 Pacific Ave., Suite 4100

Dallas, Texas 75201

Facsimile: (214) 969-4343

Attention: Michael E. Dillard, P.C.

if to BioMarin:

BioMarin Pharmaceutical Inc.

371 Bel Marin Keys Blvd., Suite 210

Novato, California 94949

Facsimile: (415) 382-7889

Attention: Fredric D. Price

if to BioMarin Acquisition:

BioMarin Pharmaceutical Inc.

371 Bel Marin Keys Blvd., Suite 210

Novato, California 94949

Facsimile: (415) 382-7889

Attention: Fredric D. Price

With a copy (which copies shall not constitute notice) to:

BioMarin Pediatrics Inc.

371 Bel Marin Keys Blvd., Suite 210

Novato, California 94949

Facsimile: (415) 382-7889

Attention: Fredric D. Price

Paul, Hastings, Janofsky & Walker LLP

515 South Flower Street, 25th Floor

Los Angeles, California 90071

Attention: Siobhan McBreen Burke, Esq.

Telephone: (213) 683-6000

Facsimile: (213) 627-0705

10.4 Time of the Essence. Time is of the essence of this Agreement.

10.5 Headings. The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

10.6 Counterparts. This Agreement may be executed in several counterparts (including by facsimile), each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

10.7 Governing Law; Venue.

(a) This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of New York (without giving effect to principles of conflicts of laws).

(b) Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement may be brought or otherwise commenced in any state or federal court located in New York, New York in the Borough of Manhattan. Each party to this Agreement:

(i) expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in New York, New York in the Borough of Manhattan (and each appellate court located in the State of New York) in connection with any such legal proceeding;

(ii) agrees that each state and federal court located in New York, New York in the Borough of Manhattan shall be deemed to be a convenient forum; and

(iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in New York, New York in the Borough of Manhattan, any claim that such party is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

(c) The parties hereto agree that, if any Proceeding is commenced against any Indemnified Party by any Person in or before any court or other tribunal anywhere in the world, then such Indemnified Party may proceed against the Indemnifying Party in or before such court or other tribunal with respect to any indemnification claim or other claim arising directly or indirectly from or relating directly or indirectly to such Proceeding or any of the matters alleged therein or any of the circumstances giving rise thereto.

10.8 Dispute Resolution Procedures. In the event any dispute arises between the parties with respect to the interpretation of this Agreement or with respect to the performance of either party, the parties shall first seek to resolve such dispute by negotiations between senior executives who have authority to settle the dispute. When a party believes there is a dispute relating to the Agreement, such party shall give written notice of the dispute to the other party or parties subject to the dispute. The senior executives shall meet promptly after the date of such notice and shall attempt in good faith within 45 days after the date of such notice to resolve the dispute prior to initiating litigation with respect to such matter. Notwithstanding the foregoing, if no such resolution is reached within such 45 days, then any party may initiate any proceeding or pursue any remedy it deems appropriate and that is not prohibited hereby.

10.9 Successors and Assigns; Parties In Interest.

(a) This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, the other Indemnified Parties, and the respective successors and assigns (if any) of the foregoing. No Person (including any creditor of Medicis or Ascent or any Business Employee, Transferred Employee or any other former or current employee of Ascent) who is not a party to this Agreement shall have any rights hereunder as a third-party beneficiary or otherwise.

(b) Neither this Agreement nor the rights and obligations of any party hereunder shall be assigned without the prior written consent of the other parties, which consent may be given or withheld in such party’s sole discretion. If Medicis or BioMarin or any of their respective successors (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Medicis or BioMarin, as the case may be, shall assume the obligations set forth in this Agreement.

10.10 Exclusive Remedies; Specific Performance. Except as expressly provided herein or in any Transaction Agreement, from and after the Effective Time, the remedies provided in Article 9 shall constitute the sole and exclusive remedy available to each party hereto for recovery against another party for Breaches of the representations, warranties, covenants and agreements in this Agreement. The parties hereto acknowledge that the material covenants, obligations and other provisions to be performed under this Agreement are of a special, unique and extraordinary character, and that irreparable injury will result from any violation or continuing violation of the provisions of this Agreement for which money damages may not be an adequate remedy. Accordingly, the parties agree that in the event of any Breach or threatened Breach by any party hereto of any material covenant, obligation or other provision set forth in this Agreement, the other party or parties shall be entitled (in addition to any other remedy that may be available to it) to seek in accordance with applicable law, (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (ii) an injunction restraining such Breach or threatened Breach.

10.11 Waiver. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

10.12 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of BioMarin, BioMarin Acquisition, Medicis and Ascent.

10.13 Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

10.14 Entire Agreement. The Transaction Agreements and the BioMarin/Medicis CDA set forth the entire understanding of the parties relating to the subject matter thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter thereof. This Agreement supercedes in its entirety that certain Memorandum of Understanding for the Licensing of Oral Liquid Solution Prednisolone Products among BioMarin, Medicis and Ascent, dated March 2, 2004.

10.15 Performance Guarantee.

(a) BioMarin hereby unconditionally, irrevocably and absolutely guarantees to Medicis and Ascent the due and punctual performance and discharge of all of BioMarin Acquisition’s obligations under this Agreement, including, without limitation, the due and punctual payment of the Adjusted Acquired Assets Payment and any other amount that BioMarin Acquisition is or may become obligated to pay pursuant to this Agreement (collectively, the “Obligations”). The guarantee under this Section 10.15 is a guarantee of timely payment and performance of the Obligations and not merely of collection.

(b) To the fullest extent permitted by applicable law, the obligations of BioMarin hereunder shall remain in full force and effect without regard to, and shall not be affected or impaired by, (i) any change in the corporate structure or ownership of BioMarin Acquisition or the bankruptcy, insolvency, reorganization, dissolution, liquidation, or other similar proceeding relating to BioMarin Acquisition or any Affiliate or Subsidiary of either BioMarin Acquisition or BioMarin or (ii) any neglect, delay, omission, failure or refusal of BioMarin to take or prosecute any action in connection with this Agreement or any other agreement, delivered in connection herewith. In connection with this Section 10.15, BioMarin unconditionally waives: (i) any right to receive demands, protests, or other notices of any kind or character whatsoever provided that the same has been delivered to BioMarin Acquisition; (ii) any right to require Medicis or Ascent to proceed first against BioMarin Acquisition or to exhaust any security held by Medicis or Ascent or to pursue any other remedy; (iii) any defense based upon an election of remedies by Medicis or Ascent; (iv) any duty of Medicis or Ascent to advise BioMarin of any information known to Medicis or Ascent regarding BioMarin Acquisition or its ability to perform under this Agreement; and (v) all suretyship and other defenses of every kind and nature.

(c) The obligations of BioMarin under this Section 10.15 shall be automatically reinstated if and to the extent that for any reason any payment or other performance by or on behalf of BioMarin Acquisition in respect of the Obligations are rescinded or must be otherwise restored, and BioMarin agrees that it will indemnify Medicis and Ascent on demand for all costs and expenses (including reasonable attorneys fees and expenses) incurred by Medicis or Ascent in connection with such rescission or restoration. If in connection with the foregoing, Medicis or Ascent is required to refund part or all of any payment of BioMarin Acquisition, such payment by Medicis or Ascent shall not constitute a release of BioMarin from any liability hereunder, and BioMarin’s liability hereunder shall be reinstated to the fullest extent allowed under applicable law and shall not be construed to be diminished in any manner.

(d) This Section 10.15 shall survive the Closing and shall remain in full force and effect, subject to the provisions of Section 10.15(c).

10.16 Construction.

(a) For purposes of this Agreement, including the Exhibits hereto, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

10.17 Bulk Transfer Laws. Each of BioMarin and BioMarin Acquisition acknowledges that neither Medicis nor Ascent will comply with the provisions of any bulk transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement.

10.18 NO PROJECTION OR FINANCIAL FORECAST. MEDICIS IS NOT MAKING ANY REPRESENTATION OR WARRANTY TO BIOMARIN AND BIOMARIN ACQUISITION WITH RESPECT TO (I) ANY FINANCIAL PROJECTION OR FORECAST RELATING TO THE PEDIATRICS BUSINESS, THE ACQUIRED ASSETS OR LIABILITIES OF MEDICIS OR ASCENT OR RELATED TO THE PHARMACEUTICAL MARKET AS A WHOLE OR THE MARKET FOR ORAL LIQUID PREDNISOLONE SOLUTION PRODUCTS OR ORAL DISSOLVING TABLET PREDNISOLONE PRODUCTS SPECIFICALLY, INCLUDING BUT NOT LIMITED TO ANY PROJECTIONS INCLUDING FUTURE SALES OF SUCH PRODUCTS, OR THE INTRODUCTION OF ANY COMPETITIVE PRODUCTS (WHETHER GENERIC OR NAME BRAND).

[SIGNATURE PAGE FOLLOWS]

[SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]

The parties to this Agreement have caused this Agreement to be executed and delivered by their duly authorized representatives as of April 20, 2004.

MEDICIS PHARMACEUTICAL CORPORATION, a Delaware corporation

By:	/s/ Mark A. Prygoki, Sr.

Name:	Mark A. Prygoki, Sr.
Title:	Chief Financial Officer, Executive Vice President, Secretary and Treasurer

ASCENT PEDIATRICS, INC., a Delaware corporation

By:	/s/ Mark A. Prygoki, Sr.

Name:	Mark A. Prygoki, Sr.
Title:	Secretary and Treasurer

BIOMARIN PHARMACEUTICAL INC., a Delaware corporation

By:	/s/ Fredric D. Price

Name:	Fredric D. Price
Title:	Chairman and Chief Executive Officer

BIOMARIN PEDIATRICS INC., a Delaware corporation

By:	/s/ Jeffrey Landau

Name:	Jeffrey Landau
Title:	Vice President and Assistant Secretary

Exhibit A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

“Acquisition Transaction” shall mean any transaction or series of transactions (other than the transactions contemplated hereby and in the documents executed in connection herewith) involving:

(a) any merger, consolidation, share exchange, business combination, issuance of securities, direct or indirect acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction in which (i) Ascent is a constituent corporation, (ii) a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires any of the outstanding securities of any class of Ascent (other than in connection with the acquisition of Medicis), or (iii) Ascent issues any securities;

(b) any direct or indirect sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or of all or substantially all of the assets or rights that are part of the Pediatrics Business; or

(c) any liquidation or dissolution of Medicis or Ascent.

“Affiliate” shall mean with respect to any Person, any other Person controlling, controlled by or within common control with such Person. Without limiting the foregoing, Ascent is an Affiliate of Medicis and Medicis is an Affiliate of Ascent, and BioMarin is an Affiliate of BioMarin Acquisition and BioMarin Acquisition is an Affiliate of BioMarin.

“Agreement” shall mean the Asset Purchase Agreement to which this Exhibit A is attached (including the Ascent Disclosure Schedule), as it may be amended from time to time in accordance herewith.

“Ascent Disclosure Schedule” shall mean the schedule (dated as of the date of the Agreement) delivered to BioMarin Acquisition on behalf of Ascent, a copy of which is attached to the Agreement and incorporated in the Agreement by reference.

“Ascent Merger Agreement” shall mean that certain Agreement and Plan of Merger among Medicis, MPC Merger Corp. and Ascent, dated October 1, 2001.

“BioMarin Indemnitees” shall mean BioMarin Acquisition and BioMarin.

“BioMarin/Medicis CDA” means that certain Nondisclosure Agreement entered into between Medicis and BioMarin dated January 21, 2004.

“Breach” means an inaccuracy in or breach of, or any failure to comply with or perform, a representation, warranty, covenant, obligation or other provision.

“Business Day” shall mean any day excluding Saturday, Sunday and any day which shall be in the State of New York a legal holiday or a day on which banking institutions are authorized by law to close.

“CIMA Contracts” means the following contracts: (a) that certain Supply and Manufacture Agreement between Medicis Manufacturing Corporation, a wholly owned subsidiary of Medicis, and CIMA Labs Inc. (“CIMA”) effective as of June 26, 2003; and (b) that certain Development, Commercialization and License Agreement between Ascent and CIMA Labs, Inc. effective as of June 26, 2003.

“Code” shall mean the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder.

“Commission” shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act of 1933, as amended.

“Consent” shall mean any approval, consent, ratification, permission, waiver, authorization, filing, registration or notification (including any Governmental Authorization).

“Contract” shall mean any written, oral, implied or other agreement, contract, understanding, arrangement, instrument, note, guaranty, indemnity, deed, assignment, power of attorney, certificate, purchase order, work order, insurance policy, benefit plan, commitment, covenant, assurance or undertaking of any nature.

“Damages” shall include any loss, damage, injury, Liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable legal fees, expert fees, accounting fees or advisory fees), charge, cost (including reasonable costs of investigation) or expense of any nature.

“Development Patents” shall mean all the United States and foreign patents and utility models, invention registrations, supplementary protection certificates and applications therefor listed in Part L-1.1(t) of the Ascent Disclosure Schedule and all reissues, divisionals, renewals, extensions, provisionals, continuations, and continuations-in-part thereof.

“Development Technology” shall mean the Development Patents and the Development Know How.

“Dual Use Know How” shall mean technical, scientific and medical information, knowledge, know-how, inventions and trade secrets, which (a) (i) is owned by Ascent or its Affiliates and pertain or relate to both oral liquid prednisolone solution products and the Primsol product previously marketed by Ascent under Abbreviated New Drug Application 74-973 or (ii) is controlled by or licensed to Ascent or its Affiliates on a non-exclusive basis, and is sublicensable to a third party by Ascent or its Affiliates but is not owned by Ascent or its Affiliates and (b) is necessary for, used in or related to the development, registration, manufacturing, formulation, sale, use and commercialization of oral liquid prednisolone solution products.

“Employee Benefit Plan” shall have the meaning specified in Section 3(3) of ERISA and each other employee benefit plan, program or arrangement at any time maintained, sponsored or contributed to (or required to be contributed to) by Medicis or any of its Affiliates or ERISA Affiliates or with respect to which Medicis or any of its Affiliates has any liability or potential liability.

“Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equitable interest, claim, preference, right of possession, lease, license, covenant, infringement, Order, proxy, option, right of first refusal, preemptive right, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature (including any restriction on the transfer of any asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Entity” shall mean any corporation (including any non profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, cooperative, foundation, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended and any regulations promulgated thereunder.

“ERISA Affiliate” shall mean any Person that is, was or would be treated as a single employer with Medicis, Ascent or any of their Affiliates under Section 414 of the Code.

“Escrow Agent” means U.S. Bank, N.A. or such other escrow agent as mutually agreed to by Medicis and BioMarin.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and any regulations promulgated thereunder.

“Governmental Authorization” shall mean any permit, license, certificate, franchise, concession, approval, consent, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” shall mean any United States federal, state or local judicial, legislative, executive or other regulatory authority.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any regulations promulgated thereunder.

“Improvements” means any and all inventions, improvements, discoveries, enhancements, extensions, replacements, developments, refinements, or modifications to the Technology or the Development Technology, or utilizing the Technology or the Development Technology, or the respective use or the manufacturing processes therefor, whether or not patentable, which may be conceived, made, developed or otherwise controlled by BioMarin Acquisition or its Affiliates during the term of the License Agreement including, without limitation, modifications in size, package forms, dosage strength, methods for administration, methods for delivering, or changes in the formulation including the addition of actives to products.

“Indemnified Parties” shall mean the Medicis Indemnitees or the BioMarin Indemnitees, as the case may be.

“Indemnifying Parties” shall mean Medicis or BioMarin, as the case may be.

“Intellectual Property” shall mean the Trademarks and the Technology.

“Intellectual Property Assets” means the Technology, the Development Technology, the Trademarks and the Improvements.

“Know How” shall mean technical, scientific and medical information, knowledge, know-how, inventions and trade secrets, that are necessary for the development, registration, manufacturing, packaging, stability, bioavailability, formulation, sale, use or commercialization of ORAPRED® and the “Licensed Products” (as defined in the Development, Commercialization and License Agreement between Ascent Pediatrics Inc. and Cima Labs Inc.), as the case may be, including, without limitation: (a) physiochemical data, specifications, quality control information and procedures; (b) market research data solely to the extent Ascent has the right to assign such data to BioMarin Acquisition; and (c) information concerning the clinical, toxicological and pharmacological properties with respect to all of the foregoing, owned by Ascent or its Affiliates, as of the Effective Time; provided that Know How shall not include Dual Use Know How.

“Knowledge” An individual shall be deemed to have “Knowledge” of a particular fact or other matter if such individual is actually aware of such fact or other matter. Each of Ascent or Medicis shall be deemed to have “Knowledge” of a particular fact or other matter if any officer or individual identified on Exhibit M hereto has Knowledge of such fact or other matter. Each of BioMarin Acquisition or BioMarin shall be deemed to have “Knowledge” of a particular fact or other matter if any officer or individual identified on Exhibit N hereto has Knowledge of such fact or other matter.

“Legal Requirement” shall mean any applicable order, writ, injunction, judgment, decree, statute, rule or regulation of any Governmental Body.

“Liability” shall mean any debt, obligation, liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, derivative, joint, several or secondary liability), regardless of whether such debt, obligation or liability would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles and regardless of whether such debt, obligation or liability is immediately due and payable.

“Litigation Matters” shall mean those matters set forth on Exhibit O hereto.

“Lyne Contract” means that certain Manufacturing Agreement between Medicis Manufacturing Corporation, a wholly owned subsidiary of Medicis and Lyne Laboratories Incorporated effective as of March 15, 2004.

“Lyne License” shall mean that certain License Agreement between Ascent and Lyne Laboratories, Inc. dated May 21, 2001 (without regard to any amendment or modification thereof subsequent to the date hereof).

“Material Acquired Business Contract” means the CIMA Contracts and the Lyne Contract.

“Material Adverse Effect” With respect to Medicis, Medicis Manufacturing and/or Ascent, an “Ascent Material Adverse Effect” means any event, circumstance, condition, development or occurrence causing, resulting in or having a material adverse effect on Ascent, the Intellectual Property, or the Pediatrics Business, taken as a whole; provided that in no event shall any of the following be deemed to constitute or be taken into account in determining an Ascent Material Adverse Effect: any event, circumstance, change or effect that results from (A) changes affecting the economy generally, (B) changes in the pharmaceutical industry as a whole or in the market for oral liquid prednisolone solution products or oral dissolving tablet prednisolone products, (C) the public announcement or pending nature of the Transactions, or (D) any adverse judgment, verdict or Order relating to the Litigation Matters (provided that this clause (D) shall not restrict or modify the conditions set forth in Sections 6.1, 6.3 and 6.4). With respect to BioMarin and/or BioMarin Acquisition, a “BioMarin Material Adverse Effect” means any event, circumstance, condition, development or occurrence causing, resulting in or having a material adverse effect on the business, condition, capitalization, assets, liabilities, operations or financial performance of BioMarin, taken as a whole; provided that in no event shall any of the following be deemed to constitute or be taken into account in determining a BioMarin Material Adverse Effect: any event, circumstance, change or effect that results from (x) changes affecting the economy generally, (y) changes in the pharmaceutical industry as a whole, or (z) the public announcement or pending nature of the Transactions.

“Medicis Indemnitees” means Medicis, Medicis Manufacturing and Ascent.

“ORAPRED®” means a product having the approved prednisolone sodium phosphate oral solution formulation, 15mg (base)/5ml as set forth under Abbreviated New Drug Application 75-117.

“Order” shall mean any order, judgment, injunction, decree, ruling, decision, opinion, verdict, sentence, writ or award issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Body or any arbitrator or arbitration panel.

“Ordinary Course of Business” An action taken by or on behalf of Ascent or Medicis shall not be deemed to have been taken in the “Ordinary Course of Business” unless such action is regularly recurring in nature and is consistent with the past practices of Ascent or Medicis in the conduct of the Pediatrics Business.

“Permitted Encumbrances” shall mean (a) contractual rights of the other parties to the Acquired Business Contracts under the Acquired Business Contracts, and (b) Permitted Liens.

“Permitted Liens” shall mean liens for Taxes, assessments and other governmental charges which are not due and payable or which may hereafter be paid without penalty or which are being contested in good faith by appropriate proceedings.

“Person” shall mean any individual, Entity or Governmental Body.

“Pre-Closing Period” shall mean the period from the date of the Agreement through the Effective Time.

“Proceeding” shall mean any claim, action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or any arbitrator or arbitration panel.

“Products” shall mean any product or method made, used, imported, offered for sale, distributed or sold which, if in the course of such manufacture, use, importation, offer for sale, distribution or sale, would, in the absence of the License Agreement, infringe or misappropriate one or more of the Intellectual Property Assets.

“Representatives” shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

“Subsidiary” shall mean with respect to any Person, any other Person (a) of which the initial Person directly or indirectly owns or controls more than 50% of the voting equity interests or has the power to elect or direct the election of a majority of the members of the governing body of such Person or (b) which is required to be consolidated with such Person under generally accepted accounting principles.

“Taste Masking Related Patents” shall mean all the United States and foreign patents and utility models, invention registrations, supplementary protection certificates and applications therefor listed in Part L-1.1(jjj) of the Ascent Disclosure Schedule and all reissues, divisionals, renewals, extensions, provisionals, continuations, and continuations-in-part thereof.

“Tax” shall mean any tax (including any income tax, franchise tax, capital gains tax, estimated tax, gross receipts tax, value added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, occupation tax, inventory tax, occupancy tax, withholding tax or payroll tax), levy, assessment, tariff, impost, imposition, toll, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), that is, has been or may in the future be (a) imposed, assessed or collected by or under the authority of any Governmental Body, or (b) payable pursuant to any tax sharing agreement or similar Contract.

“Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information that is, has been or may in the future be filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Technology” shall mean the Taste Masking Related Patents and the Know How.

“Trademarks” shall mean all business names, trade names, logos, common law trademarks and service trademarks, trademark and service mark registrations and applications therefor as set forth in Part L-1.1(oo) of the Ascent Disclosure Schedule.

“Transaction Agreements” shall mean: (a) this Agreement; (b) the Assumption Agreement; (c) the Transition Services Agreement; (d) the Supply Agreement; and (e) the transfer documents contemplated by Section 1.5(b)(i).

“Transactions” shall mean (a) the execution and delivery of the respective Transaction Agreements, and (b) all of the transactions contemplated by the respective Transaction Agreements, including: (i) the sale of the Acquired Assets to BioMarin Acquisition in accordance with this Agreement; and (ii) the assumption of the Assumed Liabilities by BioMarin Acquisition pursuant to the Assumption Agreement.

“Triumph Proceeding” shall mean that certain action brought by Triumph-Connecticut Limited Partnership and related parties against Ascent on November 9, 2001 in the Superior Court, Suffolk County of Massachusetts captioned Triumph Connecticut Limited Partnership et al. v. Ascent Pediatrics, Inc., Civil Action No. 01-5159-BLS2 and all Proceedings arising out of, in connection with or relating to such action.

Other defined terms are located in the Agreement as follows:

Defined Term	Page No.
Acquired Assets	1
Acquired Business Contracts	2
Actual Inventory Value	4
Adjusted Acquired Assets Payment	2
Ascent	1
Ascent Breach	28
Assumed Liabilities	2
Assumption Agreement	4
Bill of Sale	4
BioMarin	1
BioMarin Acquisition	1
BioMarin Breach	28
BioMarin Cap	31
BioMarin/Medicis CDA	24
Business Employee Benefits Plan	15
Business Employees	14
Closing	3
Closing Date	3
Closing Inventory Statement	4
COBRA	16
Confidentiality Agreement	26
Effective Time	3
Enforceability Exception	6
Escrow Agreement	25
Estimated Inventory Value	4
Excluded Liabilities	3
FDA	9
FDCA	9
KPMG	4
License Agreement	25
Medicis	1
Medicis Cap	30
Obligations	39
Pediatrics Business	1
Pediatrics Business Returns	13
Purchase Price Allocation	24
Purchased Inventory	1
Securities Purchase Agreement	26
Security Agreement	26
Supply Agreement	3
Termination Date	28
Third Party Claim	32
Transferred Employees	23

Transition Services Agreement	3
WARN Act	15

The following exhibits and schedules are omitted in reliance upon Item 601(b)(2) of Regulation S-K. The Registrant will supplementally furnish a copy of such omitted schedules and exhibits to the Securities and Exchange Commission upon its request.

Schedule 1.1(b) - Tangible Assets

Schedule 1.1(d) - Acquired Business Contracts

Schedule 1.2(b) - Purchase Orders

Ascent Disclosure Schedule

Exhibit B -Form of Transition Services Agreement

Exhibit C - Form of Supply Agreement

Exhibit D - Form of Bill of Sale

Exhibit E - Form of Assumption Agreement

Exhibit F - List of Employees in Addition to Business Employees

Exhibit G - Purchase Price Allocation

Exhibit H - Form of Opinion from Akin Gump

Exhibit I - Form of Escrow Agreement

Exhibit J - Form of License Agreement

Exhibit K - Form of Securities Purchase Agreement

Exhibit L - Form of Opinion of Paul Hastings

Exhibit M - Medicis and Ascent Knowledge

Exhibit N - BioMarin and BioMarin Acquisition Knowledge

Exhibit O - Litigation Matters